================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                                  TOO, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                     N/A
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                [TOO, INC. LOGO]

                               8323 WALTON PARKWAY
                             NEW ALBANY, OHIO 43054
                                 (614) 775-3500


                                                                   April 9, 2003

Dear Stockholder:

         You are cordially invited to attend our 2003 annual meeting of stockholders. The meeting will be held on Tuesday, May 20, 2003, at 9:00 a.m. Eastern Time, at our corporate offices, located at 8323 Walton Parkway, New Albany, Ohio. If you need assistance in finding the location of the meeting, please call our Investor Relations department at (614) 775-3500.

         At the meeting, we will elect three directors to the Board and transact other business as may come before the meeting. We will also report on our financial and operating performance during 2002, and update stockholders on our strategy for future growth.

         It is very important that your shares be represented and voted at the meeting. After reading the enclosed proxy statement, please sign, date and return the enclosed proxy card, or take advantage of voting your proxy over the telephone or the Internet.

         We encourage you to take advantage of voting on the Internet because it is an easy process and the least expensive way for us to tabulate your vote. Also, if you vote on the Internet, you will have the option at that time to enroll in Internet delivery of our proxy materials in the future.

         We look forward to seeing you at the annual meeting.


                                 Sincerely,




                                 Michael W. Rayden
                                 Chairman, President and Chief Executive Officer

                                [TOO, INC. LOGO]

                               8323 WALTON PARKWAY
                             NEW ALBANY, OHIO 43054
                                 (614) 775-3500
                               ------------------

                  NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

                                  May 20, 2003

         The Annual Meeting of Stockholders of Too, Inc. will be held on Tuesday, May 20, 2003, at 9:00 a.m. Eastern Time at the corporate offices of Too, Inc., 8323 Walton Parkway, New Albany, Ohio, to conduct the following items of business:

         1. To elect three directors, each to serve a three-year term expiring at the 2006 annual meeting of stockholders.

         2. To transact other business properly coming before the meeting or any adjournment thereof.


         Stockholders who owned shares of our stock at the close of business on March 24, 2003, are entitled to vote at the annual meeting. A complete list of these stockholders will be available at our corporate offices prior to the annual meeting.



                                 By Order of the Board of Directors,




                                 Michael W. Rayden
                                 Chairman, President and Chief Executive Officer

                                TABLE OF CONTENTS

Information About the Annual Meeting and Voting...........................................................................     1
Election of Directors.....................................................................................................     3
   Nominees and Directors.................................................................................................     3
   Information Concerning the Board of Directors..........................................................................     5
   Committees of the Board of Directors...................................................................................     5
   Executive Officers.....................................................................................................     5
   Security Ownership of Directors and Management.........................................................................     6
Executive Compensation....................................................................................................     7
   Summary Compensation Table.............................................................................................     7
   Stock Options..........................................................................................................     8
   Director Compensation..................................................................................................    10
   Employment Agreements with Certain Executive Officers..................................................................    10
Report of the Stock Option and Compensation Committee.....................................................................    13
   Compensation Philosophy................................................................................................    13
   Principal Compensation Elements........................................................................................    14
   CEO Compensation.......................................................................................................    15
   Section 162(m).........................................................................................................    15
Compensation Committee Interlocks and Insider Participation...............................................................    15
Stockholder Return Graph..................................................................................................    16
Audit Committee...........................................................................................................    17
Audit Committee Report....................................................................................................    17
Share Ownership of Principal Stockholders.................................................................................    18
Section 16(a) Beneficial Ownership Reporting Compliance...................................................................    19
Independent Accountants...................................................................................................    19
Fees of the Independent Accountants for the Fiscal Year Ended February 1, 2003............................................    19
Stockholder Proposals.....................................................................................................    19
Solicitation Expenses.....................................................................................................    20
Certain Matters Relating to Proxy Materials and Annual Reports............................................................    20
Other Matters.............................................................................................................    20


Financial Statements and Other Information................................................................................   F-1

                 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

         The Board of Directors of Too, Inc. is soliciting your proxy to vote at the 2003 Annual Meeting of Stockholders (or any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the annual meeting. Throughout the proxy statement, the terms "We," "Our," "Limited Too," "Too," and the "Company" refer to Too, Inc.

         We began mailing this proxy statement and the enclosed proxy card on or about April 9, 2003, to all stockholders entitled to vote. Our 2002 Summary Annual Report is being sent with this proxy statement. Our audited financial statements and related financial information about us are included in this proxy statement beginning at page F-1.

DATE, TIME AND PLACE OF MEETING

     Date:      May 20, 2003
     Time:      9:00 a.m. Eastern Time
     Place:     Too, Inc.
                8323 Walton Parkway
                New Albany, Ohio 43054


SHARES ENTITLED TO VOTE

         Stockholders entitled to vote are those who owned our common stock at the close of business on the record date, March 24, 2003. As of the record date, there were 34,145,678 shares of Too, Inc. common stock outstanding. Each share of common stock that you own entitles you to one vote.

VOTING YOUR PROXY

         Whether or not you plan to attend the annual meeting, we urge you to vote. Stockholders of record can give proxies by mailing their signed proxy cards or by voting telephonically or on the Internet. Submitting your completed proxy card, or voting telephonically or on the Internet, will not affect your right to attend the annual meeting and vote.

         The enclosed proxy card indicates the number of shares of our common stock that you own as of the record date.

         Instructions for the three methods of voting your proxy are listed on your proxy card. If you complete and submit your proxy correctly, one of the individuals named on your proxy card (your "proxy") will vote your shares as you have directed. If you submit the proxy but do not make specific choices, your proxy will follow the Board's recommendations and vote your shares:

         - "FOR" the election of all three nominees for director (as described on page 3).

         If any other matter is presented at the annual meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters, beyond the election of the aforementioned directors, to be acted on at the annual meeting.

REVOKING YOUR PROXY

         You may revoke your proxy by:

         -  submitting a later dated proxy;

         - notifying our Secretary in writing before the meeting that you have revoked your proxy; or

         -  voting in person at the meeting.

VOTING IN PERSON

         If you plan to attend the meeting and vote in person, a ballot will be available when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a letter from the nominee indicating that you are the beneficial owner of the shares as of the close of business on March 24, 2003, the record date for voting, and that you are authorized to vote those shares at the annual meeting.

QUORUM REQUIREMENT

         A quorum of stockholders is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy of the holders of shares representing at least one-third of the votes of the common stock entitled to vote constitutes a quorum. Abstentions and broker "non-votes" are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

VOTES NECESSARY

      ITEM                                                   VOTE NECESSARY*
      ----                                                   ---------------

Election of Directors               Directors are elected by a plurality of the votes represented by the shares of common stock present at the meeting in person or by proxy.
                                    This means that the director nominee with the most affirmative votes for a particular position is elected for that position.

Transaction of Other Business       A plurality of the votes represented by the shares of common stock present at the meeting in person or by proxy.

-------------------

* Under New York Stock Exchange rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on this item even if it does not receive voting instructions from you.

         For the election of directors, proxies that are marked "Withhold Authority" and broker non-votes will not count toward a nominee's achievement of a plurality, and, thus, will have no effect. As to each other matter submitted to our stockholders for approval at the annual meeting, for purposes of determining the number of shares of our common stock voting on the matter, (1) abstentions will be counted and will have the effect of a negative vote, and (2) broker non-votes will not be counted and, thus, will have no effect.

                              ELECTION OF DIRECTORS

         The Board of Directors has nominated three directors for election at the annual meeting. All of the nominees are currently serving as directors. If you re-elect them, each will hold office for a three-year term expiring at the 2006 annual meeting or until his or her successor has been elected.

         Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. We do not know of any nominee of the Board who would be unable to serve as director if elected.

         Stockholders wishing to nominate directors for election may do so by delivering to the Chairwoman of the Nominating Committee of the Company, not less than 14 days nor more than 50 days before a meeting of the stockholders called for the election of directors, a notice stating: (a) the name, age, business address and, if known, residence address of each nominee proposed in the notice; (b) the principal occupation or employment of each nominee; (c) the number of shares of common stock of the Company beneficially owned by each nominee; and (d) such other information as is required by the Company's bylaws. No person may be elected as a director of the Company unless he or she has been nominated by a stockholder in this manner or by the Board of Directors.

         The Board of Directors recommends the ELECTION of all of the following nominees of the Board of Directors:

NOMINEES AND DIRECTORS

         Nominees of the Board of Directors for election at the 2003 annual meeting

Sally A. Boyer                                                            Age 42

         Ms. Boyer has served as our President of Merchandising since August 2002. Previously, Ms. Boyer served as our Executive Vice President of Planning, Allocation, and Merchandising Operations from February 2001 to July 2002, as Senior Vice President-Merchandising Operations since June 2000, and as Vice President Merchandising Operations since May 1998. Ms. Boyer also held various positions with us and The Limited, Inc., including as Vice President-Planning and Distribution from 1995 to 1998. Before joining The Limited, Inc. in 1991, she served as a Financial Consultant for Andersen Consulting from 1990 to 1991, a Merchandise Planner for The Limited, Inc. from 1989 to 1990 and Merchandise Controller of Youthland, Inc. from 1984 to 1989. Ms. Boyer was first elected to the Board in August 2002.

Kent A. Kleeberger                                                        Age 51

         Mr. Kleeberger has served as our Executive Vice President, Chief Operating Officer and Chief Financial Officer since August 2002. He also serves as our Secretary and Treasurer. Previously, Mr. Kleeberger served as our Executive Vice President-Chief Financial Officer, Logistics and Systems from February 2001 to July 2002. Mr. Kleeberger joined the Company as Vice President and Chief Financial Officer in March 1998 following a 10-year career with The Limited, Inc., including as Vice President-Controller of Victoria's Secret Catalogue from 1991 to 1995 and Corporate Controller of The Limited, Inc. from 1995 to 1998. Mr. Kleeberger was first elected to the Board of Directors in February 2000.

Nancy J. Kramer                                                          Age 47

         Ms. Kramer is Chief Executive of Ten/Resource, a marketing firm specializing in integrated marketing solutions for national brands. Ten/Resource was founded by Ms. Kramer in 1981. Ms. Kramer was first elected to the Board of Directors in August 1999.

         Directors whose terms continue until the 2004 annual meeting

Elizabeth  M. Eveillard                                                  Age 56

         Ms. Eveillard is an independent financial consultant, and serves as a financial consultant to Bear, Stearns & Co. until May 2003. Ms. Eveillard served as Senior Managing Director, Retailing and Apparel Group, Bear, Stearns & Co., Inc. from 2000 until her retirement in April 2002. Prior to that time, Ms. Eveillard served as the Managing Director, Head of Retailing Industry, Paine Webber Corporation from 1988 to 2000. From 1972 to 1988, Ms. Eveillard held various executive positions including Managing Director in the Merchandising Group with Lehman Brothers. Ms. Eveillard also serves on the board of directors of Value City Department Stores, Inc., Lillian Vernon Corporation, and Mayor's Jewelers, Inc., all publicly held companies. Ms. Eveillard was first elected to the Board of Directors in February 2003.

David A. Krinsky                                                         Age 54

         Mr. Krinsky is a partner at the law firm of O'Melveny and Myers LLP in Newport Beach, California. Before joining the firm as a partner in 1994, he was a partner at the law firm of Pettis, Tester, Kruse & Krinsky. Mr. Krinsky is a corporate attorney who specializes in mergers and acquisitions and securities law. Mr. Krinsky was first elected to the Board of Directors in August 1999.

Kenneth J. Strottman                                                     Age 54

         Mr. Strottman is the founder, President and Chief Executive Officer of Strottman International, Inc., a marketing agency specializing in developing promotional programs targeting children and families. Before founding his firm in 1983, Mr. Strottman served as Vice President, Marketing, at Mattel, Inc. Mr. Strottman was first elected to the Board of Directors in August 1999.

         Directors whose terms continue until the 2005 annual meeting

Philip E. Mallott                                                        Age 45

         Mr. Mallott is an independent financial consultant and part-time retail stock analyst employed by Coker & Palmer. Prior to his current position, Mr. Mallott spent 16 years in retail financial management. He retired as Vice President and Chief Financial Officer of Intimate Brands, Inc. in February 2000, a position he held since 1995. Prior to joining Intimate Brands in 1995, Mr. Mallott had been Chief Financial Officer of Structure, Inc., a business operated by The Limited, Inc. From 1991 to 1994, Mr. Mallott was Vice President-Finance at Structure. Mr. Mallott was first elected to the Board of Directors in February 2000. Mr. Mallott is also a nominee for election to the board of directors of Big Lots, Inc., a publicly held company.

Michael W. Rayden                                                        Age 54

         Mr. Rayden has served as our President and Chief Executive Officer since March 1996. He was elected Chairman of the Board of the Company in August 1999. Before joining the Company, he served as President, Chief Executive Officer and Chairman of the Board of Pacific Sunwear of California, Inc. from 1990 to 1996, President and Chief Executive Officer of The Stride Rite Corporation from 1987 to 1989 and President and Chief Executive Officer of Eddie Bauer Inc. from 1984 to 1987. Mr. Rayden also serves on the board of directors of Strottman International, Inc., a privately held company. Mr. Rayden was first elected to the Board of Directors in August 1999.

Fredric M. Roberts                                                       Age 60

         Mr. Roberts is President of F.M. Roberts & Company, Inc., an investment banking firm that Mr. Roberts established in 1980. Mr. Roberts served as 1993 Chairman of the Board of Governors of the National Association of Securities Dealers ("NASD"). From 1994 to 1996, he was a member of the Nasdaq Stock Market Board of Directors and its Executive Committee. Mr. Roberts also serves on the board of directors of Cost Plus, Inc., a publicly held company. Mr. Roberts was first elected to the Board of Directors in February 2003.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

         Our Board of Directors held six meetings in fiscal year 2002. During fiscal year 2002, all of the directors attended 75 percent or more of the total number of meetings of the Board (held during the period for which such person was a director) and committees of the Board (held during the period for which such person served).

COMMITTEES OF THE BOARD OF DIRECTORS

         Audit Committee

         The Audit Committee of the Board of Directors recommends the firm to be employed as our independent public accountants and reviews the scope of the audit and audit fees, including the review of the quarterly results and related filings. In addition, the Audit Committee consults with the independent auditors about the plan of audit, the resulting audit report and the accompanying management letter. The Audit Committee also confers with the independent auditors about the adequacy of internal accounting controls, as appropriate, outside of the presence of management. The members of the Company's Audit Committee are Philip E. Mallott, Chairman, Elizabeth M. Eveillard, David A. Krinsky and Kenneth J. Strottman. Ms. Eveillard was appointed to the Audit Committee in February 2003. The Audit Committee held seven meetings in fiscal year 2002.

         Stock Option and Compensation Committee

         The Stock Option and Compensation Committee of the Board of Directors reviews executive compensation and administers the Company's stock option and performance and incentive plans. Its members are Fredric M. Roberts, Chairman, Nancy J. Kramer and Kenneth J. Strottman. Mr. Roberts was appointed to the Stock Option and Compensation Committee in February 2003. David A. Krinsky served as the Chairman of the Stock Option and Compensation Committee until November 2002. The Stock Option and Compensation Committee held five meetings in fiscal year 2002.

         Nominating Committee

         The Nominating Committee consists of Nancy J. Kramer, Chairwoman, Elizabeth M. Eveillard and Fredric M. Roberts. Ms. Eveillard and Mr. Roberts were appointed to the Nominating Committee in February 2003. Previously, Michael
W. Rayden served as a member of the Nominating Committee and Kenneth J. Strottman served as Chairman of the Nominating Committee. The Nominating Committee makes recommendations to the board of directors regarding the size and composition of the board, establishes procedures for the nomination process and recommends candidates for election to the board of directors. The Nominating Committee will consider nominees recommended by stockholders for the 2004 annual meeting of stockholders provided that the names of such nominees are submitted in writing within the time period described above under "Election of Directors." The Nominating Committee was established in March 2002 and held one meeting in fiscal year 2002.

EXECUTIVE OFFICERS

         In addition to Mr. Kleeberger, Mr. Rayden and Ms. Boyer, the following persons are our executive officers:

Scott M. Bracale                                                         Age 41

         Mr. Bracale has served as our Executive Vice President-Marketing, Catalog and Web since August 2002. Previously, Mr. Bracale served as Senior Vice President-General Manager-Catalog, Internet from February 2000 to July 2002, and as Vice President and General Manager-Catalog from December 1998 to January 2000. Prior to joining the Company, Mr. Bracale was Vice President of Bass Pro Shops Catalog Division from 1995 to 1998.

Joan E. Munnelly                                                         Age 50

         Ms. Munnelly has served as our Executive Vice President-Merchandising and Design for Casual and Active Sportswear since August 2002. Previously, Ms. Munnelly served as Senior Vice President-General Merchandise Manager and Design/Sportswear from February 2000 to July 2002, and as Vice President-General Merchandise Manager of Casual Sportswear from September 1999 to January 2000. Prior to joining the Company, Ms. Munnelly was Vice President of Merchandising for Just Nikki and Velvet Pixies, divisions of Claire's Inc. from June 1997 to September 1999.

James C. Petty                                                           Age 44

         Mr. Petty has served as our Executive Vice President-Stores and Realty since August 2002. Previously, Mr. Petty served as our Senior Vice President-Stores from June 2000 to July 2002, and as our Vice President-Stores from June 1997 to May 2000. Mr. Petty also held various positions involving store management and operations with Old Navy, Inc., Banana Republic, Inc. and The Gap, Inc. during his 13-year tenure with The Gap and its subsidiaries, including Vice President-Store Operations of Old Navy, Inc. from 1994 to 1997 and Vice President-Store Operations of Banana Republic, Inc. from 1991 to 1994.

Ronald Sykes                                                             Age 61

         Mr. Sykes has served as our Senior Vice President-Human Resources since October 2000. Prior to joining the Company, he was a principal since October 1999 at Walker-Sykes Associates, LLC, an executive search firm. Mr. Sykes owned his own executive search firm, Ron Sykes & Associates, from August 1998 to October 1999. From April 1995 to August 1998, he was a senior human resources executive with The Limited Stores Inc. Mr. Sykes has held similar positions with F & R Lazarus, Stride Rite Corporation, Jordon Marche, A & S/Jordan Marche, and Macy's East.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

         Below is a table with information providing the number of shares of Too, Inc.'s common stock beneficially owned by each of the directors of the Company, executive officers listed in the Summary Compensation Table below, and all of the directors and executive officers of Too, Inc. as a group.

                                                                                                        NUMBER OF
                                                                                                    SHARES OF COMMON
                                                                                                   STOCK BENEFICIALLY    PERCENT
                                               NAME                                                   OWNED(1)(2)       OF CLASS
                                               ----                                                   -----------       --------
Sally A. Boyer...................................................................................       91,576 (3)          *
Scott M. Bracale.................................................................................       59,216 (4)          *
Elizabeth M. Eveillard ..........................................................................            0              *
Kent A. Kleeberger...............................................................................      108,383 (5)          *
Nancy J. Kramer..................................................................................        8,794 (6)          *
David A. Krinsky.................................................................................        8,750 (6)          *
Philip E. Mallott................................................................................       11,458 (6)          *
James C. Petty...................................................................................       69,287 (7)          *
Michael W. Rayden................................................................................      605,199 (8)         1.8%
Fredric M. Roberts...............................................................................            0              *
Kenneth J. Strottman.............................................................................       21,250 (6)(9)       *

All directors and executive officers as a group (13 persons).....................................    1,046,963             3.0%

*    Less than 1%

(1) Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised by the named person or shared with a spouse.

(2)  Reflects ownership as of February 28, 2003.

(3) Includes options to purchase 68,290 shares exercisable within 60 days after February 28, 2003.

(4) Includes options to purchase 58,883 shares exercisable within 60 days of February 28, 2003.

(5) Includes options to purchase 90,899 shares exercisable within 60 days after February 28, 2003.

(6) Includes options to purchase 8,750 shares exercisable within 60 days after February 28, 2003.

(7) Includes options to purchase 54,628 shares exercisable within 60 days after February 28, 2003.

(8) Includes options to purchase 550,113 shares exercisable within 60 days after February 28, 2003.

(9) Includes 2,500 shares owned by Mr. Strottman's family members, for which Mr. Strottman disclaims beneficial ownership.


                             EXECUTIVE COMPENSATION

     The following table shows the compensation paid by Too, Inc. to each of the named executive officers of the Company for each of the last three fiscal years.

SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM
                                                     ANNUAL COMPENSATION                     COMPENSATION AWARDS
                                                     -------------------                     -------------------
                                                                                OTHER                               ALL OTHER
                                                                               ANNUAL                   SECURITIES   COMPEN-
                                         FISCAL                               COMPENSA-    RESTRICTED   UNDERLYING    SATION
                                          YEAR      SALARY($)   BONUS($)(1)  TION($)(2)      AWARDS      OPTIONS     ($)(3)
                                          ----      ---------   -----------  ----------      ------      -------     ------
Michael W. Rayden.....................    2002       940,285     1,892,663      6,044         100,000    100,000      556,538
   Chairman of the Board, Chief           2001       911,638     1,266,320      5,713              --    100,000    2,255,751
   Executive Officer and                  2000       793,077     1,641,011     11,719         100,000    200,000    1,567,434
   President

Kent A. Kleeberger....................    2002       393,846       380,076      1,471              --     65,000      149,859
   Executive Vice President,              2001       338,461       253,200      1,367              --     25,000      117,382
   Chief Operating Officer and            2000       296,842       276,000      2,870              --     25,000      107,469
   Chief Financial Officer

Sally A. Boyer........................    2002       389,615       375,276      1,369              --     65,000      138,877
   President of Merchandising             2001       338,461       253,200      1,238              --     25,000      106,231
                                          2000       292,411       270,000      2,420              --     25,000       94,848

Scott M. Bracale......................    2002       380,962       344,753      1,173              --     45,000      106,132
   Executive Vice President -             2001       342,692       235,500      1,140              --     20,000       84,181
   Marketing and Catalog/Web              2000       377,308       274,000      1,353              --     25,000       85,765

James C. Petty........................    2002       353,269       315,818      1,160              --     45,000      109,091
   Executive Vice President -             2001       312,116       213,000        978              --     10,000       86,398
   Stores and Realty                      2000       287,638       256,400      2,090              --     25,000       76,576

----------
(1) Represents the total of the performance-based incentive compensation for the spring and fall selling seasons.

(2) Represents reimbursement of taxes on benefits paid on behalf of the listed officers.

(3) Includes group term insurance premiums paid on behalf of executive officers Kleeberger, Boyer, Bracale and Petty, executive life insurance premiums paid on behalf of Mr. Rayden and contributions and employer matching contributions to the qualified retirement plan and the non-qualified supplemental retirement and alternative savings plans in the amounts of $556,539, $149,859, $138,877, 106,132, and $109,091 for officers Rayden,
     Kleeberger, Boyer, Bracale and Petty, respectively.

STOCK OPTIONS

         The following table shows certain information regarding stock options granted to the executive officers named in the Summary Compensation Table during the 2002 fiscal year.

                       OPTIONS GRANTED IN FISCAL YEAR 2002

                                                                                                   POTENTIAL REALIZABLE
                                                          INDIVIDUAL GRANTS                             AT ASSUMED
                                      ----------------------------------------------------------       ANNUAL RATES
                                         NUMBER OF      % OF TOTAL                                    OF STOCK PRICE
                                         SECURITIES       OPTIONS       EXERCISE                     APPRECIATION FOR
                                         UNDERLYING     GRANTED TO         OR                       OPTION TERMS($)(1)
                                          OPTIONS      EMPLOYEES IN    BASE PRICE   EXPIRATION  ----------------------------
                NAME                      GRANTED       FISCAL YEAR    ($/SHARE)       DATE          5%           10%
                -----                     -------       -----------    ---------       ----     ----------   ---------------
Michael W. Rayden.....................     100,000         11.8%         $26.05      2/12/12     1,638,271     4,151,699
Kent A. Kleeberger....................      25,000          3.0%         $26.05      2/12/12       409,568     1,037,925
                                            40,000          4.7%         $25.95      7/24/12       652,793     1,654,305
Sally A. Boyer........................      25,000          3.0%         $26.05      2/12/12       409,568     1,037,925
                                            40,000          4.7%         $25.95      7/24/12       652,793     1,654,305
Scott M. Bracale......................      20,000          2.4%         $26.05      2/12/12       327,654       830,340
                                            25,000          3.0%         $25.95      7/24/12       407,995     1,033,940
James C. Petty........................      20,000          2.4%         $26.05      2/12/12       327,654       830,340
                                            25,000          3.0%         $25.95      7/24/12       407,995     1,033,940

---------------------------

(1) The amounts under the columns labeled "5%" and "10%" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's common stock. Such amounts are based on the assumption that the option holders hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of the Company's stock.

         The following table provides certain information regarding the value of stock options at the end of the fiscal year held by the executive officers named in the Summary Compensation Table:

                 AGGREGATED OPTION EXERCISES IN 2002 FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                                          SHARES         VALUE           OPTIONS AT FISCAL             OPTIONS AT FISCAL
                                        ACQUIRED ON     REALIZED           YEAR-END(#)(2)               YEAR-END($)(3)
                                                                           --------------               --------------
                 NAME                  EXERCISE (#)      ($)(1)      EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
                 ----                  ------------      ------      -----------   -------------  -----------   -------------
Michael W. Rayden.....................     26,799        593,754        407,069        719,358     2,688,370        3,560,547
Kent A. Kleeberger....................      7,500        144,901         72,149        127,088       180,400           13,438
Sally A. Boyer........................     13,859        216,270         49,540        135,686        37,351           14,353
Scott M. Bracale......................      9,392        187,838         45,133         84,415       103,204            6,287
James C. Petty........................         --             --         40,878         94,802        57,348            7,845


(1) Value realized was calculated based on the number of shares exercised multiplied by the excess of the fair market value of a share of Too, Inc. common stock on the date of exercise over the exercise price of the stock option.

(2) Represents exercisable and unexercisable Too, Inc. stock options for the individual as of February 1, 2003.

(3) Represents the total gain which would have been realized if all in-the-money options held at fiscal year-end had been exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and per share fair market value at year-end ($16.65 on January 31, 2003). An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.



                      EQUITY COMPENSATION PLAN INFORMATION

         The following table sets forth additional information as of February 1, 2003, concerning shares of our common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our stockholders and plans or arrangements not submitted to our stockholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

                                                                                                NUMBER OF SECURITIES
                                                                                                 REMAINING AVAILABLE
                                        NUMBER OF SECURITIES          WEIGHTED-AVERAGE           FOR ISSUANCE UNDER
                                          TO BE ISSUED UPON           EXERCISE PRICE OF          EQUITY COMPENSATION
                                             EXERCISE OF            OUTSTANDING OPTIONS,          PLANS (EXCLUDING
                                        OUTSTANDING OPTIONS,         WARRANTS AND RIGHTS        SECURITIES REFLECTED
                                         WARRANTS AND RIGHTS                 (b)                   IN COLUMN (a))
                                                 (a)                                                     (c)

Equity compensation plans approved
by security holders                           3,320,478                      $16.6174                 1,162,081
Equity compensation plans not
approved by security holders                         --                            --                        --
Total                                         3,320,478                      $16.6174                 1,162,081

DIRECTOR COMPENSATION

         Associates and officers who are directors receive no additional compensation for services as directors. In 2002, cash compensation for non-associate directors included the following:

         - an annual retainer of $10,000 plus $1,500 for each committee chair held;

         - $1,000 for each Board meeting attended ($400 for a telephonic meeting);

         - $600 for each committee meeting attended ($200 for a telephonic meeting); and

         - $200 for each action in writing that our Board or any committee takes.

Effective February 1, 2003, cash compensation for non-associate directors will be adjusted as follows:

         - an annual retainer of $25,000 for service on the Board of Directors, paid quarterly in arrears;

         - an annual retainer of $7,500 for service as Chairman of the Audit Committee; and

         - an annual retainer of $4,000 for service as Chairman of the Stock Option and Compensation Committee.

         In addition, under our 1999 Non-Associate Director Stock Plan, each director who is not an associate of our Company receives:

         -  an initial grant to purchase 5,000 shares of our common stock;

         - an annual grant of options to purchase 5,000 shares of our common stock at a price equal to the fair market value of the shares at the grant date; and

         - after three years of services as a director, a one-time grant of options to purchase 15,000 shares.

EMPLOYMENT AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS

     We entered into employment agreements with Mr. Rayden, Mr. Kleeberger, Ms. Boyer, Mr. Bracale, Ms. Munnelly, and Mr. Petty effective September 15, 2000, and with Mr. Sykes effective October 30, 2000. Except for Mr. Rayden, whose agreement has an initial term of five years, each agreement has an initial term of three years, after which it will renew automatically for additional one year periods on the same terms and conditions, unless either party provides notice to the other of an intention not to extend it at least 90 days prior to the anniversary date. Furthermore, if a change in control (as defined in the agreement) occurs during the term of the agreement, the term of the agreement will be extended for two years from the date of the change in control.

         Each employment agreement provides for a minimum annual base salary, plus any increases in base compensation as may be authorized by the Board of Directors after the date of the agreement. The agreements also provide for each officer's continued participation in the Company's incentive compensation and stock option plans and other benefits as described in the agreements.

         The employment agreements require the Company to compensate each officer and provide him or her with certain benefits if his or her employment is terminated before the agreement expires. The compensation and benefits each officer is entitled to receive vary depending upon whether his or her employment is terminated: (1) by the Company for cause (as defined in the officer's agreement), or voluntarily by the officer, or in the case of Mr. Rayden, other than for good reason (as defined in his agreement); (2) by the Company other than for cause, or in the case of Mr. Rayden, for good reason; (3) involuntarily due to disability; (4) upon retirement; or (5) upon the officer's death, under which circumstance the applicable compensation and benefits are payable to the officer's beneficiaries.

         If the officer's employment is terminated by the Company for cause, voluntarily by the officer, or in the case of Mr. Rayden, if his employment is terminated by the Company for cause or by Mr. Rayden for other than good reason (as defined in his agreement), the officer's severance benefits payable under the employment agreement will include:

         - any accrued base salary and accrued vacation not paid as of the termination date;

         - vested benefits as of the termination date under the Company's benefit, retirement, incentive and other plans; and

         - in Mr. Rayden's case, continued payment of life insurance premiums through the end of the calendar year.

         If the officer's employment is terminated by the Company other than for cause, or in the case of Mr. Rayden, for good reason (as defined in his agreement), the officer's severance benefits payable under the employment agreement will include:

         - any accrued base salary and accrued vacation not paid as of the termination date;

         -  a pro-rated bonus amount;

         - vested benefits as of the termination date under the Company's benefit, retirement, incentive and other plans;

         - continued payment of 100% of base salary for 12 months, or in the case of Mr. Rayden, a lump sum amount equal to two times the sum of
            (i) base salary and (ii) the greater of Mr. Rayden's (a) annual par target bonus opportunity in the year of termination or (b) the actual annual bonus earned by Mr. Rayden in the year prior to the year of termination;

         - continued insurance benefits for one year (or, in Mr. Rayden's case, two years);


         - outplacement services and related travel costs up to a maximum of $10,000 (or, in Mr. Rayden's case, $30,000); and

         - in Mr. Rayden's case, acceleration of vesting of stock awards by 24 additional months and continued payment of life insurance premiums through the end of the calendar year.

         If the officer's employment is terminated involuntarily due to disability, the officer's severance benefits payable under the employment agreement will include:

         - any accrued base salary and accrued vacation not paid as of the disability date;

         -  a pro-rated bonus amount;

         - vested benefits as of the termination date under the Company's benefit, retirement, incentive and other plans;

         - 100%, 80% and 60%, respectively, of base salary for the first, second and third 12 months following the disability date (reduced by amounts received by the officer under the Company's disability plans);

         - additional salary benefits if the officer is disabled beyond 36 months; and

         - in Mr. Rayden's case, continued payment of life insurance premiums through the end of the calendar year.

Notwithstanding the above, the salary continuation payments will cease upon the earlier of (a) the disability ceasing to exist or (b) the officer's retirement.

         If the officer's employment is terminated by reason of his or her retirement, the officer's severance benefits will include the following:

         - accrued base salary and accrued vacation not paid as of the termination date;

         -  a pro-rated bonus amount; and

         - vested benefits as of the termination date under the Company's benefit, retirement, incentive and other plans.

         If the officer's employment is terminated by reason of his or her death, the Company's sole obligation will be to pay the officer's spouse, estate or designated beneficiary, as the case may be, the same amounts due the officer if he or she had retired, as described above.

         The employment agreements also prohibit the officer from becoming directly or indirectly connected with any business or entity that competes directly or indirectly with the Company during the officer's employment with the Company and for a period of one year (or in the case of Mr. Rayden, two years) from the date of termination if employment is terminated: (1) by the Company for any reason, (2) by the officer for any reason, or (3) by reason of either the Company's or the officer's decision not to extend the term of the agreement. Mr. Rayden's non-competition period will terminate after a change in control, upon a termination by the Company for other than cause, or upon a termination by Mr. Rayden for good reason. The non-competition periods of the other officers will terminate upon termination by the Company other than for cause after a change in control, or by the officer for good reason after a change in control.

     We also entered into executive agreements with Mr. Rayden, Mr. Kleeberger, Ms. Boyer, Mr. Bracale, Ms. Munnelly, and Mr. Petty effective September 15, 2000, and with Mr. Sykes effective October 30, 2000. Each agreement has an initial term of three years, after which it will renew automatically for additional one year periods on the same terms and conditions, unless the Company provides notice to the officer of an intention not to extend the executive agreement at least 30 days prior to the anniversary date. Furthermore, if a change in control (as defined in the executive agreement) occurs during the term of the executive agreement, the term of the agreement will be extended for two years from the date of the change in control.

         Under each executive agreement, the Company must provide severance benefits to the officer if his or her employment is terminated (other than on account of death or disability or for cause):

         - by the Company at any time six months prior to a change in control if such termination was in contemplation of such change in control and was done to avoid the effects of the agreement;

         -  by the Company within 24 months after a change in control;

         - by the officer for good reason (as defined in the executive agreement) at any time within 24 months after a change in control; or

         - in the case of Mr. Rayden, by him with or without good reason during the period beginning on the one year anniversary date of a change in control and lasting for 30 days.

         In addition to accrued compensation, bonuses, vested benefits and stock options, the officer's severance benefits payable under the executive agreement include:

         - a lump sum cash payment equal to the sum of: (1) any accrued base salary and vacation time payable as of the termination and (2) the officer's base annual salary (as defined in the agreement) multiplied by three;

         - a lump sum cash payment equal to the sum of: (1) the pro-rated bonus amount (as defined in the agreement) and (2) the highest annual incentive compensation to which the officer would be entitled multiplied by three;

         -  36 months of continued insurance benefits;

         - outplacement services and related travel costs up to a maximum of $10,000 (or, in Mr. Rayden's case, $60,000).

         Under the executive agreements, a change in control shall be deemed to occur upon: (1) the acquisition by any person of 25% or more of the voting power of the Company's outstanding securities; (2) a merger or consolidation of the Company; (3) a sale of 50% or more of the Company's assets; (4) the liquidation or dissolution of the Company; or (5) any transaction that has the same effect as any of the foregoing.

 RELATED PARTY TRANSACTIONS

     Mr. Krinsky, a director of the Company, is a partner in the law firm of O'Melveny and Myers LLP, which firm provided legal services to the Company in fiscal 2002. Ms. Eveillard, a director of the Company, was Senior Managing Director, Retailing and Apparel Group, Bear, Stearns & Co., Inc. from 2000 until her retirement in April 2002, which firm provided investment banking services to the Company in fiscal 2002.


         The following Compensation Committee Report, Performance Graph, and Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

              REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE

         Our Stock Option and Compensation Committee has the power, among other things, to do the following:

         - review and approve our executive compensation philosophy and policies and the application of such policies to the compensation of our executive officers;

         - determine the annual salary, bonus, stock grants and options, and other benefits, direct and indirect, of our executives officers;

         -  review new executive compensation programs;

         - establish and periodically review policies for the administration of our executive compensation programs;

         -  approve certain employment arrangements with new employees.

COMPENSATION PHILOSOPHY

         We seek to apply a consistent compensation philosophy for all of our leadership group associates, including our executive officers. The primary goals of our compensation program are to:

         -  attract and retain qualified executives;

         -  reward current and past individual performance;

         - provide short-term and long-term incentives for good and excellent future performance; and

         - link total compensation for individual performance and our performance to enhance stockholder value.

         Accordingly, we have structured total compensation for our leadership group associates to provide a portion of the compensation as fixed compensation and a portion of the compensation as a variable amount based on performance. Our philosophy is built on the following basic principles:

         -  To Pay for Outstanding Performance

         We believe in paying for results. Individuals in leadership roles are compensated based on a combination of total Company, business unit and individual performance factors. Total Company performance is evaluated primarily based on the degree by which financial targets are met or exceeded. In addition, a significant portion of total compensation is in the form of equity-based awards which ties into increases in stockholder value.

         -  To Pay Competitively

         We are committed to providing a total compensation program designed to attract the best senior leaders to our business and retain the best and most consistent performers. To achieve this goal, we will periodically compare our pay practices and overall pay levels with other leading retail, and where appropriate, non-retail companies, and adjust our compensation guidelines based on this review.

         -  To Pay Equitably

         We believe that it is important to apply generally consistent guidelines for substantially all associate compensation programs across our Company, considering the size of unit, area of responsibility, complexity, development stage, and performance of our Company, along with the performance of the individual executive.

PRINCIPAL COMPENSATION ELEMENTS

         The principal elements of our executive compensation packages are base salary, short-term performance-based cash incentive compensation, and equity-based long-term incentive programs.

         Base Salary

         The Committee annually reviews and approves the employment of each executive officer, including the base salary. In determining salary adjustments, the Committee considers the size and responsibility of the individual's position, the business unit's overall performance, the individual's overall performance and future potential, and the base salaries paid by competitors to employees in comparable positions. Individual performance is measured against the following factors: seasonal and annual business goals, business growth and brand execution goals, and the recruitment and development of future leadership talent. The Committee considers these factors subjectively in the aggregate, and accords none a formula weight.

         Performance-Based Cash Incentive Compensation

         We have employed a short-term, performance-based cash incentive compensation program for specified key leadership positions along with certain other members of the Company's management that provides for incentive payments based on the level of achievement of pre-established financial goals for each six-month operating season. The goals under this plan for spring 2002 were based on net income, and the goals for fall 2002 were based on operating income. Goals, however, also may be based on other financial measures, including the price of the Company's or an affiliate's common stock, stockholder return, return on equity, return on investment, return on capital, sales productivity, comparable store sales growth, economic profit, economic value added, operating income, gross margin, sales, free cash flow, earnings per share, operating company contribution or market share. These goals are generally determined prior to or near the beginning of each season, and are based on an analysis of historical performance and growth expectations for our business, expectations of the public markets and progress toward achieving our long-range strategic plan for the business. Target cash incentive compensation opportunities are established annually for eligible executives stated as a specific percentage of base salary, ranging from 10 percent to 150 percent of base salary. The amount of incentive compensation paid to participating executives can range from zero to double their targets, based upon the extent to which performance goals are achieved or exceeded. The maximum amount payable to any participant may not exceed $3,000,000 in any year under the incentive program.

         Equity-Based Incentive Programs

         The Committee believes that continued emphasis on equity-based compensation opportunities encourages performance that enhances stockholder value, thereby further linking leadership and stockholder objectives. We believe that the magnitude and vesting schedule of the award also serve to retain key performers.

         The award opportunity level for each eligible participant depends on the individual's responsibility level and potential within the Company, competitive practices, and the market price of our common stock.

         In 2002, the Company awarded stock options to key executives in the amounts set forth in the Option Grants in Fiscal Year 2002 Table on page 9. The option program utilizes vesting periods to encourage retention of key executives. The exercise price for each option granted equals the fair market value of the underlying common stock on the date of grant.

CEO COMPENSATION

         We entered into an employment agreement with Mr. Rayden, effective September 15, 2000. Under the terms of his employment agreement, Mr. Rayden may receive equity compensation such as restricted stock, stock options, and deferred compensation at the Compensation Committee's discretion. The terms of Mr. Rayden's employment agreement are described above in this proxy statement under the section entitled "Employment Agreements with Certain Executive Officers."

         In February 2002, the Company awarded 100,000 stock option shares in Too, Inc. and 100,000 shares of restricted stock to Mr. Rayden.

SECTION 162(m)

         The Budget Reconciliation Act of 1993 amended the Internal Revenue Code to add Section 162(m) which bars a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1 million per year unless performance criteria are set by the Compensation Committee within 90 days prior to the beginning of a performance period (or such earlier or later date as is permitted by Section 162(m)). Generally, we intend that compensation paid to our "covered employees" shall be deductible to the fullest extent permitted by law.

                                     Stock Option and Compensation Committee

                                     Fredric M. Roberts, Chairman
                                     Nancy J. Kramer
                                     Kenneth J. Strottman


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Fredric M. Roberts, Nancy J. Kramer and Kenneth J. Strottman, who are not employees of the Company, are members of the Stock Option and Compensation Committee. Since 1993, Mr. Rayden has served as a member of the advisory board of Strottman International, Inc., a privately held company, of which Mr. Strottman is President and Chief Executive Officer. In his capacity as an advisory board member, Mr. Rayden has no power to direct the activities of Strottman International, Inc. or to set the compensation of Mr. Strottman.

                            STOCKHOLDER RETURN GRAPH

         The following graph shows a comparison, over a forty-two month period, of the cumulative total return for Too, Inc. common stock, the Standard & Poor's SmallCap 600 Index and the Standard & Poor's Apparel Retail Index, each of which assumes an initial investment value of $100 on August 9, 1999, the first day of trading of Too, Inc.'s stock, on a "when-issued" basis, on the New York Stock Exchange. The comparison also assumes the reinvestment of any dividends.

                COMPARISON OF 42 MONTH CUMULATIVE TOTAL RETURN*
                 AMONG TOO, INC., THE S & P SMALLCAP 600 INDEX
                       AND THE S & P APPAREL RETAIL INDEX

                                  [LINE GRAPH]

                                              Cumulative Total Return
                               ----------------------------------------------
                                 8/9/99  1/29/00    2/2/01   2/1/02   2/1/03
TOO INC                          100.00   103.79    112.73   164.61   100.91
S & P SMALLCAP 600               100.00   104.62    125.88   129.72   106.01
S & P APPAREL RETAIL             100.00    83.94     78.36    55.32    48.94

* $100 invested on 8/9/99 in stock or on 7/31/99 in index-including reinvestment of dividends.

Copyright(C)2002 Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

                                 AUDIT COMMITTEE

         The Audit Committee of the Board of Directors, which currently consists of Philip E. Mallott, Chairman, Elizabeth M. Eveillard, David A. Krinsky and Kenneth J. Strottman, met seven times during the 2002 fiscal year, however Ms. Eveillard was not appointed to the Audit Committee until February 2003. All members of the Audit Committee are independent as that term currently is defined in Section 303.01 of the listing standards of the New York Stock Exchange. The Audit Committee functions in accordance with a written charter adopted by the Board of Directors.


                             AUDIT COMMITTEE REPORT

         The primary responsibility of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating primarily to the quality and integrity of Too, Inc.'s financial reporting process and reports, its systems of internal accounting and controls, and the independent audit of its financial statements. Management is responsible for preparing the financial statements, and the outside auditor is responsible for auditing those financial statements.

         In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended February 1, 2003, with management and the outside auditors, including their judgment about the quality and appropriateness of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the Audit Committee discussed with the outside auditors the matters required to be communicated under generally accepted auditing standards by Auditing Standards
61. The Audit Committee also discussed with the outside auditors the auditors' independence from management and the Company, and discussed the matters contained in the outside auditors' formal written statement received by the Company and required by the Independence Standards Board Standard No. 1.

         The Audit Committee discussed with the Company's outside auditors the overall scope and plan for their audit. The Audit Committee met separately with the outside auditors, with and without management present, to discuss the results of their examinations, including the integrity, adequacy, and effectiveness of the accounting and financial reporting processes and controls, and the overall quality of Too, Inc.'s reporting.

         In reliance on the reviews and discussions referred to above, the Audit committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 1, 2003, for filing with the Securities and Exchange Commission.


                                                 Audit Committee

                                                 Philip E. Mallott, Chairman
                                                 Elizabeth M. Eveillard
                                                 David A. Krinsky
                                                 Kenneth J. Strottman

                    SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS

         The following table shows the names of owners of the Company's common stock who, on February 28, 2003, were known by Too, Inc. to be beneficial owners of more than 5% of the shares of common stock of the Company.

                                                                                                    AMOUNT
NAME AND ADDRESS OF BENEFICIAL OWNER                                                             BENEFICIALLY        PERCENT
------------------------------------                                                              OWNED(1)         OF CLASS(2)
                                                                                                  --------         -----------
FMR Corporation............................................................................      3,668,905 (3)        10.76%
   82 Devonshire Street
   Boston, Massachusetts 02109

Wellington Management Company, LLP.........................................................      1,975,230 (4)         5.79%
   75 State Street
   Boston, Massachusetts 02109

AIM Management Group, Inc..................................................................      1,733,935 (5)         5.10%
   11 Greenway Plaza, Suite 100
   Houston, Texas 77046

------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and or investment power with respect to those securities.

(2) "Percent of Class" is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company on February 28, 2003, plus the number of shares such person has the right to acquire within 60 days of February 28, 2003.

(3) Based on the Schedule 13G/A of FMR Corporation, filed with the Securities and Exchange Commission on February 14, 2003.

(4) Based on the Schedule 13G/A of Wellington Management Company, LLP filed with the Securities and Exchange Commission on February 12, 2003.

(5) Based on the Schedule 13G of AIM Management Company filed with the Securities and Exchange Commission on February 10, 2003.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and greater than 10% stockholders to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission. SEC regulations require that copies of the reports be provided to the Company. Based on our review of such reports, we believe that all reporting persons complied with all filing requirements during the fiscal year ended February 1, 2003, except for three late Form 4 filings for Mr. Rayden and a one late Form 4 filing for Mr. Bracale.


                             INDEPENDENT ACCOUNTANTS

         PricewaterhouseCoopers LLP served as the independent accountants for the Company for the 2002 fiscal year and throughout the periods covered by the consolidated financial statements. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting in order to respond to questions from stockholders, and they will have the opportunity to make a statement.


 FEES OF THE INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDED FEBRUARY 1, 2003

         The following table shows the aggregate fees billed to the Company by its independent accountants, Pricewaterhouse Coopers LLP, for services rendered during the fiscal year ended February 1, 2003.

DESCRIPTION OF FEES                                                                                             AMOUNT
-------------------                                                                                             ------
Audit Fees (1)..............................................................................................   $ 202,787
Financial Information Systems Design and Implementation Fees................................................   $       0
All Other Fees (2)(3).......................................................................................   $ 243,773

--------------
(1) Includes fees for the audit of the February 1, 2003, financial statements and reviews of the related quarterly financial statements.

(2) The Audit Committee of the Company's Board of Directors has considered whether the rendering of such non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

(3) Includes one-time fees for services rendered in connection with the Company's follow-on offering of common stock in May 2002 and fees associated with the audit of the third-party administrator for the Company's health care benefit plan, and certain tax initiatives undertaken in fiscal year 2002.


                              STOCKHOLDER PROPOSALS

         Stockholder proposals to be included in the proxy statement for the 2004 Annual Meeting of Stockholders should be submitted to the Secretary of the Company at our corporate offices by December 11, 2003, but not before November 11, 2003. The Company may omit from the proxy statement and form of proxy relating to the next annual meeting of stockholders any proposals which are not received by the Secretary by December 11, 2003, or which are received before November 11, 2003. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities and Exchange Act of 1934 for presentation at our 2004 Annual Meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received by the Company after February 24, 2004. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware.

     Stockholder nominations for the Board of Directors to be elected at the 2004 Annual Meeting of Stockholders should be submitted not less than 14 days, nor more than 50 days, before the 2004 Annual Meeting.

                              SOLICITATION EXPENSES

         The Company will pay the expense of preparing, assembling, printing and mailing the proxy form and the form of material used in solicitation of proxies. Our associates may solicit proxies by telephone, mail services, electronic mail, mailgram, facsimile, telegraph, cable and personal interview.


         CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

         The Securities and Exchange Commission has adopted amendments to its rules regarding delivery of proxy statements and annual reports to stockholders sharing the same address. We may now satisfy these delivery rules by delivering a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant costs savings for us. To take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement or annual report, as requested, to a stockholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, you can request a separate copy of the proxy statement or annual report by writing to us at the following address: Investor Relations, Too, Inc., 8323 Walton Parkway, New Albany, Ohio 43054, Attention: Robert C. Atkinson, or by telephoning us at (614) 775-3500.

         If you are currently a stockholder sharing an address with another Too, Inc. stockholder and wish to have your future proxy statements and annual reports householded, please contact Investor Relations at the above address or telephone number.


                                  OTHER MATTERS

         A copy of our Annual Report on Form 10-K for the fiscal year ended February 1, 2003, as filed with the Securities and Exchange Commission will be sent to any stockholder without charge upon written request submitted to us at the following address: Investor Relations, Too, Inc., 8323 Walton Parkway, New Albany, Ohio 43054, Attention: Robert C. Atkinson, or by telephoning us at (614) 775-3500.

         The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the meeting, each of the persons named in the proxy intends to vote in accordance with their judgement on such matters.



                                   By Order of the Board of Directors




                                   Michael W. Rayden
                                   Chairman, President & Chief Executive Officer

FINANCIAL STATEMENTS AND OTHER INFORMATION


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our Consolidated Financial Statements and the related notes to those Consolidated Financial Statements. For the purposes of the following discussion, unless the context otherwise requires, "Too, Inc.," "Too," "we," "our," "the Company" and "us" refer to Too, Inc. and our wholly-owned subsidiaries.


GENERAL

Since our Spin-off from The Limited in August 1999, we have made solid progress on several of our financial and strategic initiatives designed to improve our financial performance and to build and strengthen our 360-degree brand. During fiscal 2002, we have:

-    increased sales 7% to $647.5 million;

- increased net income 20% to $47.3 million or $1.38 per diluted share versus net income of $39.6 million or $1.23 per diluted share in fiscal 2001;

- mailed 30.1 million "catazines," which not only generated sales into its own channel, but served to drive sales to the stores;

- completed a follow-on common stock offering that generated $73 million and allowed us to eliminate our outstanding debt;

- completed construction on and transitioned to our new home office and distribution center, along with assuming overall responsibility for inbound and outbound logistics;

-    rolled out new point of sale hardware and software to all our stores;

-    opened new sourcing offices in Hong Kong and Guatemala;

-    built a 36-member merchandising team for mishmash;

- started a new jewelry store joint venture with our Australian partner, Angus & Coote (Holdings) Limited.






                                      -F-1-

RESULTS OF OPERATIONS

Our results of operations, expressed as a percentage of sales, follow:

                                                                      FISCAL YEAR ENDED
                                                        ---------------------------------------------
                                                         FEBRUARY 1,       FEBRUARY 2,   FEBRUARY 3,
                                                            2003              2002         2001 (1)
                                                        -------------     ------------- -------------

Net sales                                                    100.0  %          100.0 %     100.0  %
    Costs of goods sold, buying and
    occupancy costs                                           63.3              63.9        64.7
                                                           -------           -------     -------
Gross income                                                  36.7              36.1        35.3
    General, adminstrative and store
    operating expenses                                        24.7              25.1        25.2
                                                           -------           -------     -------
Operating income                                              11.9              11.0        10.1
Interest expense, net                                          0.1               0.1         0.3
                                                           -------           -------     -------
Income before income taxes                                    11.9              10.9         9.9
Provision for income taxes                                     4.5               4.4         3.9
                                                           -------           -------     -------
Net income                                                     7.3  %            6.6 %       5.9  %
                                                           =======           =======     =======

(1) Represents the 53-week fiscal year ended February 3, 2001.

Net income increased 20% in fiscal 2002 to $47.3 million or $1.38 per diluted share versus net income of $39.6 million or $1.23 per diluted share in fiscal 2001. An increase in gross income and a reduction, as a percent of sales, in general, administrative and store operating expenses resulted in a 90 basis point improvement in operating income for fiscal 2002.






                                      -F-2-

FINANCIAL SUMMARY

Summarized annual financial data for the last three fiscal years is presented below:



                                                                           FISCAL YEAR ENDED                    %     CHANGE
                                                           -------------------------------------------------  ----------------
                                                             FEBRUARY 1,      FEBRUARY 2,      FEBRUARY 3,     2001-    2000-
                                                                2003             2002           2001 (1)       2002     2001
                                                           ---------------  ---------------  ---------------   ----     ----

Net sales (millions)                                         $     647.5     $     602.7       $    545.0         7  %    11  %

Limited Too:

Comparable store sales increase (decrease) (2) (3)                   (3)     %         0  %             4  %
Annual sales per average square foot (4)                     $       319     $       336       $      341       (5)  %   (1)  %
Sales per average store (thousands)                          $     1,302     $     1,374       $    1,418       (5)  %   (3)  %
Average store size at year end (square feet)                       4,100           4,098            4,111         -  %     -  %
Total square feet at year end (thousands)                          2,091           1,881            1,669        11  %    13  %
Number of stores:
    Beginning of year                                                459             406              352
        Opened                                                        56              57               58
        Closed                                                       (5)             (4)              (4)
                                                             -----------     -----------       ----------
    End of year                                                      510             459              406
                                                             ===========     ===========       ==========
Stores remodeled                                                       9               6               10
Stores with "Girl Power" format                                      280             216              156
Percentage of stores in "Girl Power" format                           55     %        47  %            38  %

Number of mishmash stores                                             12               7                -



(1)      Represents the 53-week fiscal year ended February 3, 2001.
(2) A store is included in our comparable store sales calculation once it has completed 52 weeks of operation. Further, stores that have changed more than 20% in square feet are treated as new stores for purposes of this calculation.
(3) Comparable store sales for fiscal 2000 are for the 52-weeks ended January 27, 2001.
(4) Annual sales per average square foot is the result of dividing net sales for the fiscal year by average gross square feet, which reflects the impact of opening and closing stores throughout the year.




                                      -F-3-

FISCAL YEAR ENDED FEBRUARY 1, 2003 COMPARED TO FISCAL YEAR ENDED FEBRUARY 2,
2002

NET SALES - Net sales for 2002 increased 7% to $647.5 million from $602.7 million for 2001. The increase was primarily a result of the net addition of 51 Limited Too and 5 mishmash stores, which was partially offset by a 3% decline in comparable store sales. Within merchandise categories, sales of cut and sewn casual tops, active apparel, led by active pants and shorts, and denim jeanswear increased significantly over fiscal 2001. Also, the add-on category (principally innerwear and swimwear) posted solid sales increases. Conversely, casual shorts and casual pants posted sales decreases over prior year.

GROSS INCOME - The gross income rate, expressed as a percentage of net sales, increased to 36.7% in fiscal 2002 from 36.1% for 2001. The increase in rate was primarily attributable to a higher merchandise margin arising from improved initial markups, which were partially offset by an increase in markdowns. This increase in merchandise margin was partially offset by an increase in buying and occupancy costs, expressed as a percentage of net sales, due to increased store occupancy costs and incremental catazine production costs. The Company mailed approximately 30.1 million catazines in fiscal 2002 compared to 21.7 million in 2001.

GENERAL, ADMINISTRATIVE AND STORE OPERATING EXPENSES - General, administrative and store operating expenses, expressed as a percentage of net sales, decreased to 24.7% from 25.1% for 2001. This decrease was primarily due to lower distribution center expenses, and lower catazine and web fulfillment costs.

OPERATING INCOME - Operating income, expressed as a percentage of net sales, increased to 11.9% for 2002 from 11.0% for 2001. The increase was attributable to higher gross income and lower general, administrative and store operating expenses, expressed as a percentage of sales.

INTEREST EXPENSE, NET - Interest expense, net of interest income, was $517,000 in fiscal 2002 compared to $583,000 in 2001. Interest expense was for the long-term portion of borrowings under the Company's Credit Facility, while interest income was earned on the short-term investment of cash balances. Interest expense was $2.3 million and $3.8 million for fiscal years 2002 and 2001, respectively. The Company paid off the entire amount of the $50 million term loan due under the Credit Facility in May of 2002 (see footnote 6 for more information regarding the Credit Facility). Interest income was $1.8 million and $3.2 million for fiscal years 2002 and 2001, respectively. The decrease in interest income was due to lower interest rates available on short-term securities.

INCOME TAXES - Income tax expense amounted to $29.4 million for 2002 compared to $26.4 million for 2001. The income tax provision rate decreased from 40.0% to 38.3% as a result of realigning our corporate operations, including our direct sourcing initiatives and investment in certain short-term, tax-free municipal bonds.




                                      -F-4-

FISCAL YEAR ENDED FEBRUARY 2, 2002 COMPARED TO FISCAL YEAR ENDED FEBRUARY 3,
2001

NET SALES - Net sales for 2001 increased 11% to $602.7 million from $545.0 million for 2000. The increase was primarily a result of the net addition of 53 Limited Too and 7 mishmash stores. Within merchandise categories, sales of cut and sewn casual tops and active apparel, led by active bottoms and tees, increased significantly. Also, the add-on category (principally innerwear, underwear, bras and swimwear) posted solid sales increases.

GROSS INCOME - The gross income rate expressed as a percentage of net sales, increased to 36.1% in fiscal 2001 from 35.3% for 2000. The increase in rate was primarily attributable to a higher merchandise margin arising from improved initial markups which were partially offset by an increase in markdowns. This increase in merchandise margin was partially offset by an increase in buying and occupancy costs, expressed as a percentage of net sales, due to increased store occupancy costs and incremental catazine costs. The Company mailed approximately
21.7 million catazines in fiscal 2001 compared to 12.5 million in 2000.

GENERAL, ADMINISTRATIVE AND STORE OPERATING EXPENSES - General, administrative and store operating expenses, expressed as a percentage of net sales, decreased to 25.1% from 25.2% for 2000. This decrease was primarily due to lower home office expenses, expressed as a percentage of sales.

OPERATING INCOME - Operating income, expressed as a percentage of net sales, increased to 11.0% for 2001 from 10.1% for 2000. The increase was attributable to higher gross income and lower general, administrative and store operating expenses, expressed as a percentage of sales.

INTEREST EXPENSE, NET - Interest expense, net of interest income, amounted to $583,000 in fiscal 2001 compared to $1.55 million in 2000. Interest expense was for the term portion of borrowings under the Company's Credit Facility, while interest income was earned on the short-term investment of cash balances. Interest expense amounted to $3.8 million and $5.0 million for the fiscal years 2001 and 2000, respectively. The decrease in expense was due to lower interest rates, as well as capitalization of interest on the construction of the distribution center and home office. Interest expense also includes the amortization of financing fees and related costs incurred in connection with the Credit Facility.

Interest income amounted to $3.2 million and $3.5 million for the fiscal years 2001 and 2000, respectively. The decrease in interest income was due to lower interest rates available on short-term securities.

INCOME TAXES - Income tax expense amounted to $26.4 million for 2001 compared to $21.5 million for 2000. The annual effective tax rate remained unchanged at 40% for fiscal 2001.




                                     -F-5-

FINANCIAL CONDITION

Our balance sheet remains strong due to a substantial increase in operating income and positive cash flow from operations. We were able to finance all capital expenditures with working capital generated from operations and ended the year with approximately $101.3 million in cash and equivalents. We also raised $73.4 million through a follow-on common stock offering, enabling us to pay off our entire outstanding debt balance. A more detailed discussion of liquidity, capital resources and capital requirements follows.

LIQUIDITY AND CAPITAL RESOURCES

Cash provided from operating activities provided the resources to support operations, including projected growth, seasonal working capital requirements and capital expenditures. A summary of the Company's working capital position and capitalization follows (in thousands):


                                                                           FISCAL YEAR ENDED
                                                              ---------------------------------------------
                                                               FEBRUARY 1,      FEBRUARY 2,     FEBRUARY 3,
                                                                  2003             2002            2001
                                                              -------------   ---------------  ------------

Net cash provided by operating activities                      $    60,708     $      65,457    $   29,209

Working capital, including current portion of long-
    term debt of $17,500 at February 2, 2002                        90,546            23,815        40,762
Capitalization:
    Long-term debt                                                       -            32,500        50,000
    Shareholders' equity                                           253,660           128,209        79,711
                                                               -----------     -------------    ----------
Total capitalization                                           $   253,660     $     160,709    $  129,711
                                                               ===========     =============    ==========
Additional amounts available under the revolving
    portion of the Credit Facility                             $    50,000     $      50,000    $   50,000



In connection with the Spin-off, the Company entered into a $100 million Credit Facility used to finance a $50 million dividend to The Limited as well as the repayment of a portion of working capital advances made by The Limited prior to the Spin-off. As of February 1, 2003, there were no amounts outstanding under the Credit Facility.

OPERATING ACTIVITIES

Net cash provided by operating activities amounted to $60.7 million for fiscal 2002 versus $65.5 million for fiscal 2001. An increase in inventory levels, other long-term assets and the timing of income tax payments more than offset the increase in net income plus depreciation and accrued expenses. The increase in inventory levels was due to a combination of an increase in new stores early receipt of spring goods in January and, to a lesser extent, missed sales in late December and the month of January. Net cash provided by operating activities increased to $65.5 million for fiscal 2001 compared to $29.2 million for fiscal 2000. An increase in net income plus depreciation and amortization, the timing of income taxes paid and a decreased investment in inventory were the primary causes for the increase in fiscal 2001. In fiscal 2000, an increase in net income plus depreciation and amortization was more than offset by the timing of cash payments related to accounts payable and accrued expenses.


                                     -F-6-

INVESTING ACTIVITIES

Capital expenditures amounted to $39.7 million, $63.6 million and $36.3 million for fiscal years 2002, 2001 and 2000, respectively. We expended approximately $22 million, $46 million and $10 million in connection with the construction of our new home office and distribution center in fiscal years 2002, 2001 and 2000, respectively. The balance of capital expenditures in fiscal 2002, 2001 and 2000 was incurred primarily to construct new stores and remodel existing stores. In addition, investing activities included the Company's purchase of corporate-owned life insurance policies in connection with the Company's nonqualified benefit plans.

We anticipate spending between $23 million and $25 million in fiscal 2003 for capital expenditures primarily for new stores, remodeling or expansion of existing stores and related fixtures and equipment. We intend to add 250,000 to 270,000 square feet in 2003, which will represent a 12% to 13% increase over year-end 2002. We anticipate that the increase will result from opening approximately 50 to 55 new Limited Too stores and expanding approximately ten stores identified for remodeling. Additionally, we plan to open from 12 to at least 20 new mishmash stores during fiscal 2003.

We estimate that the average cost for leasehold improvements, furniture and fixtures for Limited Too stores to be opened in 2002 will be between $155,000 and $180,000 per store, after giving effect to construction allowances. Average pre-opening costs per store, which will be expensed as incurred, are expected to approximate $10,000 while inventory purchases are expected to average less than $70,000 per store.

We expect that substantially all capital expenditures in fiscal 2003 will be funded by cash on hand and net cash provided by operating activities.

FINANCING ACTIVITIES

Financing activities in fiscal 2002 included stock option activity along with the issuance of restricted stock. In addition, proceeds from the issuance of 2.4 million shares of common stock in connection with a follow-on offering consummated in May 2002, and the corresponding repayment of the term loan, were also reflected. Financing activities in 2001 and 2000 principally consisted of the issuance of common shares related to restricted stock and stock options.

TRANSITIONAL SERVICES AND SEPARATION AGREEMENTS

In connection with the August 1999 Spin-off, the Company entered into several Transitional Services and Separation Agreements (the "Transitional Services Agreements") with The Limited regarding certain aspects of our ongoing relationship. We believe that the terms of these agreements are similar to terms achievable through arm's length negotiations with third parties.

A summary of some of the more significant Transitional Services Agreements follows:

Trademark and Service Mark Licensing Agreement

We have entered into an exclusive trademark and service mark licensing agreement (the "Trademark Agreement") with The Limited that allows us to operate under the "Limited Too" brand name. The agreement had an initial term of five years after the Spin-off, renewable annually at our option. All licenses granted under the agreement will be granted free of charge. In return, we are required to provide The Limited with the right to inspect our stores and distribution facilities and an ability to review and approve our advertising. Under the Trademark Agreement, we are only able to use the brand name "Limited Too" in connection with any business in which we sell to our current target customer group or to infants and toddlers. In addition, we may not use the Limited Too brand name or its derivative that competes with merchandise currently offered by The Limited or its subsidiaries, unless it is for our current target customer group. The Limited has the right to terminate the Trademark Agreement under certain limited conditions.


                                     -F-7-

Services Agreement

The Services Agreement relates to transitional services that The Limited or its subsidiaries or affiliates provided to us subsequent to the Spin-off. Under this agreement, The Limited provided services in exchange for fees which we believe were similar in material respects to what a third-party provider would charge, and were based on several billing methodologies. Under one of these billing methodologies, which was the most prevalent, The Limited provided us with services at costs comparable to those charged to other businesses operated by The Limited from time to time. We were generally obligated to purchase those services at fees equal to The Limited's costs of providing the services plus 5% of these costs. However, third-party cost components were not subject to the 5% mark-on. In fiscal 2001 and 2000, the services that The Limited provided to us principally related to merchandise distribution covering flow of goods from factory to store. During the first quarter of fiscal 2002, we began operating our own distribution center and cancelled the Services Agreement.

Store Leases Agreement

At February 1, 2003, 74 of our stores were adjacent to The Limited's stores. In addition, many of these aforementioned stores are part of 102 stores that are subject to sublease agreements (the "Store Leases Agreement") with The Limited for stores where we occupy space that The Limited leases from third-party landlords (the "Direct Limited Leases"). Under the terms of the Store Leases Agreement, we are responsible for our proportionate share, based on the size of our selling space, of all costs (principally rent, excess rent, if applicable, maintenance and utilities).

All termination rights and other remedies under the Direct Limited Leases will remain with The Limited. If The Limited decides to terminate any of the Direct Limited Leases early, The Limited must first offer to assign such lease to us. If, as a result of such early termination by The Limited, we are forced to remodel our store or relocate within the mall, The Limited will compensate us with a combination of cash payments and loans which will vary depending on the remaining term of the affected store lease at the time the Limited closes its adjacent store as follows:

                                                           CASH                 LOAN
REMAINING LEASE TERM                                      PAYMENT              AMOUNT
-----------------------------                          ------------           --------
Less than one year                                      $        -           $ 100,000
One to two years                                            50,000             100,000
Three to four years                                        100,000             100,000
Greater than four years                                    100,000             150,000


Approximately 24 of the Direct Limited Leases of which we are a part are scheduled to expire during 2007 or later. We may not assign or sublet our interest in those premises, except to an affiliate, without The Limited's consent. If The Limited intends to sublet or assign its portion of the leased premises under any of the Direct Limited Leases to any non-affiliate, it will be required to give us 60 days notice, and we will be allowed to terminate our interest on that basis.

Approximately 48 of our direct leases are guaranteed by The Limited. Pursuant to the Store Leases Agreement, we are required to make additional payments to The Limited as consideration for the guarantees that The Limited provides under such leases along with amounts for adjacent stores based on those locations achieving certain performance targets.

CONTRACTUAL OBLIGATIONS

The Company's significant contractual obligations consist primarily of store leases. As detailed in Note 4 to the Consolidated Financial Statements, the Company has minimum rent commitments under store lease agreements of approximately $355 million, excluding any additional payments covering other occupancy costs, such as maintenance and taxes.


                                     -F-8-

CREDIT FACILITY

In August 1999, we entered into a five-year, $100 million collateralized Credit Facility. The Credit Facility consisted of a $50 million five-year term loan and a $50 million, five-year annual revolving credit commitment. The Credit Facility's interest rates, which reflect matrix pricing, are based on the London Interbank Offered Rate or Prime plus a spread as defined in the agreement. The term loan was interest only until the end of the third year at which time the amortization of the outstanding principal balance would have begun. The Credit Facility contains customary representations and warranties as well as certain affirmative, negative and financial covenants.

In November 2001, the Company amended the Credit Facility. The amendment allows for the investment of cash in short-term, AAA-rated municipal bonds, as well as less stringent limitations on 2001 capital expenditures and on indebtedness incurred in relation to lease agreements.

On May 24, 2002, the Company sold 2.4 million shares of its common stock, resulting in net proceeds of $73.4 million. On that day, the Company paid off the entire $50 million term loan due under the Credit Facility, and the remaining proceeds from the sale of common stock will be used for general corporate purposes. The $50 million revolving loan commitment under the Credit Facility remains in effect and is available to the Company for future business purposes.

At year-end, the entire amount of the $50 million revolving credit commitment was available to fund working capital requirements and for general corporate purposes.

IMPACT OF INFLATION

Our results of operations and financial condition are presented based upon historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we believe that the effects of inflation, if any, on our results of operations and financial condition have been minor.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that impact the amounts reported in the Company's consolidated financial statements and related notes. On an on-going basis, management evaluates its estimates and judgments, including those related to inventories, long-lived assets and sales returns. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ materially from management's estimates. Management believes the following estimates and assumptions are most significant to reporting the Company's results of operations and financial position.

Revenue Recognition - Retail sales are recorded when the customer takes possession of merchandise. Markdowns associated with the Frequent Buyer and "Too Bucks" Programs are recognized upon redemption in conjunction with a qualifying purchase. Catalog and web sales are recorded upon shipment to the customer. A reserve is provided for projected merchandise returns based on prior experience.

Inventories - Inventories are valued at the lower of average cost or market, on a first-in, first-out basis, utilizing the retail method. Under the retail method, the valuation of inventories at cost and the resulting gross margins are calculated by applying a cost-to-retail ratio to the retail value of inventories. The use of the retail method will result in valuing inventories at the lower of cost or market if markdowns are currently taken as a reduction of the retail value and cost of inventories. Inherent in the retail method are certain significant management judgments and estimates including, among others, initial merchandise markup, markdowns and shrinkage, which significantly impact the ending inventory valuation at cost as well as the resulting gross margins. The Company calculates inventory costs on an individual item-class basis to ensure a high degree of accuracy in estimating the cost. Inventory valuation at the end of the first and third quarters reflects adjustments for inventory markdowns and shrinkage estimates for the total selling season.


                                     -F-9-

Property and Equipment - Property and equipment are stated at cost, net of accumulated depreciation and amortization. Service lives are established for store assets ranging from 5 to 10 years for building improvements and 3 to 10 years for other property and equipment. Property and equipment at the home office and distribution center are assigned service lives between 5 and 40 years. Assets are reviewed on an annual basis for impairment, and based on management's judgment, are written down to the estimated fair value based on anticipated future cash flows.

Income Taxes - Income taxes are calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the use of the liability method. Deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Inherent in the measurement of deferred balances are certain judgments and interpretations of enacted tax laws and published guidance with respect to applicability to the Company's operations. No valuation allowance has been provided for deferred tax assets because management believes that it is more likely than not that the full amount of the net deferred tax assets will be realized in the future.

RECENTLY ISSUED ACCOUNTING STANDARDS

Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations," will be effective in the first quarter of 2003. The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the corresponding estimated retirement cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. Because costs associated with exiting leased properties at the end of the lease terms are minimal, the Company believes that when the statement is adopted, it will not have a significant effect on the Company's results of operations or its financial position.

SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" was issued by the Financial Accounting Standards Board during the second quarter of 2002. SFAS 145 eliminates FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Accounting Principles Board (APB) Opinion No. 30. SFAS 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of this Statement related to the rescission of Statement 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions of this Statement related to Statement 13 are effective for transactions occurring after May 15, 2002. All other provisions of this Statement are effective for financial statements issued on or after May 15, 2002. The Company believes that the adoption of the provisions of this statement related to the rescission of Statement 4 will not have a significant effect on the Company's results of operations or its financial position. The adoption of the other provisions of this statement did not have a material impact on the Company's consolidated financial statements.

SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" was issued by the Financial Accounting Standards Board during the second quarter of 2002. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 eliminates the definition and requirement for recognition of exit costs in EITF Issue No. 94-3 where a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. This statement is effective for exit or disposal activities initiated after December 31, 2002. The Company believes that the adoption of this statement will not have a significant impact on its results of operations or financial position.


                                     -F-10-

Financial Accounting Standards Board Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" was issued in November 2002. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. Guarantors will also be required to meet expanded disclosure obligations. The initial recognition and measurement provisions of FIN 45 are effective for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for annual and interim financial statements that end after December 15, 2002. The adoption of this Interpretation will not have a material impact on the Company's consolidated financial statements.

In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on issues raided in EITF 02-16, "Accounting by a Reseller for Cash Consideration Received from a Vendor." This EITF issue addresses the timing of recognition for rebates that are earned by resellers based on specified levels of purchases or over specified periods of time. This guidance related to timing of recognition is to be applied prospectively to new rebate arrangements entered into after November 21, 2002. This EITF issue also addresses the classification of cash consideration received from vendors in a reseller's income statement. The guidance related to income statement classification is to be applied to all new arrangements or arrangements modified after December 31, 2002. The adoption of this issue did not have a material impact on the Company's consolidated financial statements.

SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123" was issued in December 2002. SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company continues to account for stock-based compensation using Accounting Principles Board Statement No. 25, "Accounting for Stock Issued to Employees," and has not adopted the recognition provisions of SFAS No. 123, as amended by SFAS No. 148. However, the Company has adopted the disclosure provisions of SFAS No. 148 for the current fiscal year and has included this information in Note 2.











                                     -F-11-

SEASONALITY AND QUARTERLY FLUCTUATIONS

As illustrated in the table below, our business is highly seasonal, with significantly higher sales, gross income and net income realized during the fourth quarter, which includes the holiday selling season.

(in thousands, except percentages)



2002 QUARTERS                             FIRST          SECOND          THIRD         FOURTH
-------------                           ---------      ----------      ---------     ----------

Net sales                               $ 158,591      $ 141,248     $  164,629      $ 182,987
    % of full year                           24.5   %       21.8   %       25.4   %       28.3   %
Gross income                            $  53,523      $  49,445     $   59,021      $  75,460
    % of full year                           22.5   %       20.8   %       24.9   %       31.8   %
Net income                              $   5,845      $   5,531     $   10,836      $  25,126
    % of full year                           12.3   %       11.7   %       22.9   %       53.1   %

2001 QUARTERS
-------------

Net sales                               $ 136,657      $ 125,468     $  148,763      $ 191,801
    % of full year                           22.7   %       20.8   %       24.7   %       31.8   %
Gross income                            $  44,963      $  40,974     $   51,382      $  80,203
    % of full year                           20.7   %       18.8   %       23.6   %       36.9   %
Net income                              $   3,815      $   2,877     $    8,040      $  24,831
    % of full year                            9.6   %        7.3   %       20.3   %       62.8   %

2000 QUARTERS (1)
-----------------

Net sales                               $ 118,753      $ 108,315     $  133,829      $ 184,143
    % of full year                           21.8   %       19.9   %       24.5   %       33.8   %
Gross income                            $  39,472      $  34,731     $   45,257      $  73,121
    % of full year                           20.5   %       18.0   %       23.5   %       38.0   %
Net income                              $   3,142      $   1,921     $    6,378      $  20,804
    % of full year                            9.7   %        6.0   %       19.8   %       64.5   %


(1) The fourth quarter of fiscal year 2000 represents the 14-week period ended February 3, 2001.




                                     -F-12-

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this financial supplement to the proxy statement, including Management's Discussion and Analysis, or made by management of the Company involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Forward-looking statements are indicated by words such as "anticipate," "estimate," "expect," "intend," "risk," "could," "may," "will," "pro forma," "likely," "possible," "potential," and similar words and phrases and the negative forms and variations of these words and phrases, and include statements in this financial supplement to the proxy statement, including Management's Discussion and Analysis, relating to anticipated direct sourcing in 2003, and anticipated capital expenditures in 2003 for new stores and the remodeling or expansion of existing stores and the related funding. The following factors, among others, in some cases have affected, and in the future could affect, the Company's financial performance and actual results and could cause future performance and financial results to differ materially from those expressed or implied in any forward-looking statements included in this financial supplement to the proxy statement, including Management's Discussion and Analysis, or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; currency and exchange risks; changes in existing or potential trade restrictions, duties, tariffs or quotas; changes in political or financial stability; changes in postal rates and charges and paper and printing costs; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire and train associates; and/or other risk factors that may be described in the Risk Factors section of the Company's Form 10-K, filed April 29, 2002, as well as other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements made herein are based on information presently available to the management of the Company. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

To the extent we borrow under our Credit Facility, we will be exposed to market risk related to changes in interest rates. At February 1, 2003, no borrowings were outstanding under the Credit Facility. Additionally, we are exposed to market risk related to interest rate risk on the investment of cash in securities with original maturities of three months or less. These investments are considered cash equivalents and are shown as such on the Consolidated Balance Sheets. If there are changes in interest rates, those changes would affect the interest income we earn on those investments.




                                     -F-13-

                              REPORT OF MANAGEMENT


We are responsible for the preparation and integrity of Too, Inc.'s financial statements and other financial information presented in this financial supplement to the proxy statement. The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and include certain amounts based upon our estimates and assumptions.

We maintain an internal control structure designed to provide reasonable assurance that Too's assets are safeguarded against loss or unauthorized use and to produce the records necessary for the preparation of the financial information. There are limits inherent in all systems of internal control based on the recognition that the costs of such systems should be related to the benefits derived. We believe our system of controls provides the appropriate balance.

The financial statements have been audited and reported on by our independent accountants, PricewaterhouseCoopers LLP who were given free access to all financial records and related data, including minutes of the meetings of the Board of Directors and Committees of the Board.

The Audit Committee of the Board of Directors, which is comprised solely of outside directors, provides oversight to our financial reporting process and our control environment through periodic meetings with management and our independent accountants.





Michael W. Rayden                            Kent A. Kleeberger
Chairman of the Board, President and         Executive Vice President, Chief
Chief Executive Officer                      Operating Officer and Chief
Too, Inc.                                    Financial Officer
                                             Too, Inc.



                                     -F-14-

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Too, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of Too, Inc. and its subsidiaries at February 1, 2003 and February 2, 2002, and the results of their operations and their cash flows for each of the three years in the period ended February 1, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
February 21, 2003





                                     -F-15-

   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                                    TOO, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            2002              2001            2000
                                                      ---------------- ---------------- ----------------

Net sales                                              $      647,455   $      602,689   $      545,040
    Costs of goods sold, buying and
        occupancy costs                                       410,006          385,167          352,459
                                                       ---------------  ---------------  ---------------
Gross income                                                  237,449          217,522          192,581
    General, administrative and store
        operating expenses                                    160,194          150,976          137,285
                                                       ---------------  ---------------  ---------------
Operating income                                               77,255           66,546           55,296
Interest expense, net                                             517              583            1,551
                                                       ---------------  ---------------  ---------------
Income before income taxes                                     76,738           65,963           53,745
Provision for income taxes                                     29,400           26,400           21,500
                                                       ---------------  ---------------  ---------------
Net income                                             $       47,338   $       39,563   $       32,245
                                                       ===============  ===============  ===============


NET INCOME PER SHARE:

    Basic                                              $         1.42   $         1.28   $         1.05
                                                       ===============  ===============  ===============

    Diluted                                            $         1.38   $         1.23   $         1.02
                                                       ===============  ===============  ===============


WEIGHTED AVERAGE COMMON SHARES:

    Basic                                                      33,263           31,020           30,740
                                                       ===============  ===============  ===============

    Diluted                                                    34,217           32,038           31,737
                                                       ===============  ===============  ===============




              The accompanying notes are an integral part of these
                       Consolidated Financial Statements.




                                     -F-16-

                                    TOO, INC.
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                         FEBRUARY 1,     FEBRUARY 2,
                                                                            2003            2002
                                                                        -------------  ---------------
                                ASSETS

CURRENT ASSETS:
    Cash and equivalents                                                $    101,300   $      63,538
    Receivables                                                                4,957           2,547
    Inventories                                                               55,080          44,537
    Store supplies                                                            12,285          10,357
    Other                                                                      2,260           2,409
                                                                        -------------  --------------
Total current assets                                                         175,882         123,388

Property and equipment, net                                                  145,530         126,415
Deferred income taxes                                                         14,929          14,786
Other assets                                                                  10,990             988
                                                                        -------------  --------------

Total assets                                                            $    347,331   $     265,577
                                                                        =============  ==============


                 LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current portion long-term debt                                      $          -   $      17,500
    Accounts payable                                                          22,550          23,341
    Accrued expenses                                                          46,698          39,036
    Income taxes payable                                                      16,088          19,696
                                                                        -------------  --------------
    Total current liabilities                                                 85,336          99,573

Long-term debt, less current portion                                               -          32,500

Other long-term liabilities                                                    8,335           5,295

Commitments and contingencies

                         SHAREHOLDERS' EQUITY
Preferred stock, 50 million shares authorized                                      -               -
Common stock, $.01 par value,    100 million shares authorized,
34.1 million and 31.3 million shares issued and outstanding
    at February 1, 2003 and February 2, 2002, respectively                       341             313
    Treasury stock, at cost, 29,709 shares at February 1, 2003                 (998)               -
Paid in capital                                                              114,421          35,338
Retained earnings                                                            139,896          92,558
                                                                        -------------  --------------

Total shareholders' equity                                                   253,660         128,209
                                                                        -------------  --------------

Total liabilities and shareholders' equity                              $    347,331   $     265,577
                                                                        =============  ==============



              The accompanying notes are an integral part of these
                       Consolidated Financial Statements.



                                     -F-17-

                                    TOO, INC.
                      CONSOLIDATED STATEMENTS OF CHANGES IN
                              SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                  COMMON SHARES                                                      TOTAL
                                               -------------------       TREASURY      PAID IN       RETAINED     SHAREHOLDERS'
                                                  SHARES     AMOUNT        STOCK       CAPITAL       EARNINGS        EQUITY
                                               ----------- ----------- ------------- ------------  ------------  --------------
BALANCES, JANUARY 29, 2000                         30,674    $     307  $         -   $   24,410     $ 20,750    $       45,467

Net income                                                                                             32,245            32,245
Issuance of common stock under stock
    option and restricted stock plans                  85            1                     1,100                          1,101
Other, including tax benefit related to
    issuance of stock under stock option
    and restricted stock plans                                                               898                            898
                                                ---------    ---------  -----------    ---------     --------    --------------

BALANCES, FEBRUARY 3, 2001                         30,759          308            -       26,408       52,995            79,711

Net income                                                                                             39,563            39,563
Issuance of common stock under stock
    option and restricted stock plans                 582            5                     6,371                          6,376
Other, including tax benefit related to
    issuance of stock under stock option
    and restricted stock plans                                                             2,559                          2,559
                                                ---------    ---------  -----------    ---------     --------    --------------

BALANCES, FEBRUARY 2, 2002                         31,341          313            -       35,338       92,558           128,209

Net income                                                                                             47,338            47,338
Issuance of common stock under
    follow-on offering                              2,400           24                    73,370                         73,394
Issuance of common stock under stock
    option and restricted stock plans                 350            4                     5,128                          5,132
Purchases of treasury stock                          (30)                     (998)                                       (998)
Other, including tax benefit related to
    issuance of stock under stock option
    and restricted stock plans                                                               585                            585
                                                ---------    ---------  -----------    ---------     --------    --------------

BALANCES, FEBRUARY 1, 2003                         34,061    $     341  $     (998)    $ 114,421    $ 139,896    $      253,660
                                                =========    =========  ===========    =========    =========    ==============



              The accompanying notes are an integral part of these
                       Consolidated Financial Statements.


                                     -F-18-

                                    TOO, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                 2002             2001           2000
                                                                            --------------- ---------------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES:

    Net income                                                               $      47,338   $       39,563  $      32,245

IMPACT OF OTHER OPERATING ACTIVITIES ON CASH FLOWS:

    Depreciation and amortization                                                   18,884           17,950         16,536

    CHANGES IN ASSETS AND LIABILITIES:
       Inventories                                                                (10,543)            1,178       (11,059)
       Accounts payable and accrued expenses                                         7,476              536        (6,646)
       Income taxes                                                                (1,867)            6,569        (2,319)
       Other assets                                                                (3,620)          (1,753)        (1,386)
       Other liabilities                                                             3,040            1,414          1,838
                                                                             --------------  --------------- --------------

    NET CASH PROVIDED BY OPERATING ACTIVITIES                                       60,708           65,457         29,209
                                                                             --------------  --------------- --------------

INVESTING ACTIVITIES:

    Capital expenditures                                                          (39,739)         (63,598)       (36,308)
    Funding of nonqualified benefit plans                                          (9,436)                -              -
                                                                             --------------  --------------- --------------

    NET CASH USED FOR INVESTING ACTIVITIES                                        (49,175)         (63,598)       (36,308)
                                                                             --------------  --------------- --------------

FINANCING ACTIVITIES:

    Net proceeds from issuance of common stock                                      73,394                -              -
    Repayment of term loan                                                        (50,000)                -              -
    Purchases of treasury stock                                                      (998)                -              -
    Stock options, restricted stock and other equity changes                         3,833            6,891          1,903
                                                                             --------------  --------------- --------------

    NET CASH PROVIDED BY FINANCING ACTIVITIES                                       26,229            6,891          1,903
                                                                             --------------  --------------- --------------

    NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS                                 37,762            8,750        (5,196)

    Cash and equivalents, beginning of year                                         63,538           54,788         59,984
                                                                             --------------  --------------- --------------

    Cash and equivalents, end of year                                        $     101,300   $       63,538  $      54,788
                                                                             ==============  =============== ==============


              The accompanying notes are an integral part of these
                       Consolidated Financial Statements.



                                     -F-19-

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. BASIS OF FINANCIAL STATEMENT PRESENTATION

Too, Inc., (referred to herein as "Too" or the "Company") is the operator of two specialty retailing businesses, Limited Too and mishmash. Limited Too sells apparel, underwear, sleepwear, swimwear, footwear, lifestyle and personal care products for fashion-aware, trend-setting young girls ages seven to fourteen years. mishmash, launched by the Company in late September 2001, sells cosmetics, sportswear, intimate apparel and footwear to young women ages fourteen to nineteen. The assortment also includes accessories, jewelry, room decor furnishings and lifestyle products. Goldmark, a 50% joint venture with Angus & Coote (Holdings) Limited, was launched in late October 2002. Goldmark offers real gold and sterling silver jewelry, watches, diamond rings and body jewelry to men and women ages 15 to 30. The accompanying Consolidated Financial Statements include the accounts of Too, Inc. and its wholly-owned subsidiaries and reflect the Company's assets, liabilities, results of operations and cash flows on a historical cost basis. The Company was established in 1987 and, prior to the August 1999 Spin-off, was a wholly-owned subsidiary of The Limited, Inc. ("The Limited").

Effective August 23, 1999, The Limited distributed to its shareholders of record as of August 11, 1999, all of its interest in Too on the basis of one share of Too common stock for each seven shares of The Limited common stock (the "Spin-off"). The Spin-off resulted in 30.7 million shares of Too common stock outstanding as of August 23, 1999. As a result of the Spin-off, the Company became an independent, separately traded, public company. In connection with the Spin-off, Too and The Limited entered into certain agreements which are more fully described in Note 8. From the time of the Spin-off until December 31, 2001, the Company's largest shareholder was also the largest shareholder of The Limited.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Too and all subsidiaries which are more than 50% owned. All significant intercompany balances and transactions have been eliminated in consolidation. The Company has one reportable segment which includes all of its products.

The Company's investment in its 50% owned joint venture is accounted for under the equity method of accounting. Accordingly, the Company's share of net earnings and losses from the venture is included in the Consolidated Statements of Income. The joint venture is not material to Too's financial position, net income or cash flows.

FISCAL YEAR

The Company's fiscal year ends on the Saturday closest to January 31. Fiscal years are designated in the financial statements and notes by the calendar year in which the fiscal year commences. The results for fiscal years 2002 and 2001 represent the 52-week periods ended February 1, 2003 and February 2, 2002, respectively, while the 2000 fiscal year represents the 53-week period ended February 3, 2001.

CASH EQUIVALENTS

The Company considers short-term investments with original maturities of three months or less to be cash equivalents.

INVENTORIES

Inventories are principally valued at the lower of average cost or market, on a first-in, first-out basis, utilizing the retail method.


                                     -F-20-

STORE SUPPLIES

The initial inventory of supplies for new stores including, but not limited to, hangers, signage, security tags, packaging and point-of-sale supplies is capitalized at the store opening date. In lieu of amortizing the initial balance, subsequent shipments are expensed, except for new merchandise presentation programs, which are capitalized. Store supply balances are periodically reviewed and adjusted as appropriate for changes in supply levels and costs.

CATALOG AND ADVERTISING COSTS

Catalog costs, principally catalog production and mailing costs, are amortized over the expected revenue stream, which is generally three months from the date that the catalogs are first mailed. All other advertising costs, including costs associated with in-store photographs and direct mail campaigns, are expensed at the time the promotion first appears in media or in the store. Advertising costs amounted to $19.0 million, $14.8 million and $8.4 million for fiscal years 2002, 2001 and 2000, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are computed on a straight-line basis, using service lives for store assets ranging principally from 5 to 10 years for building improvements and 3 to 10 years for other property and equipment. Property and equipment at the home office and distribution center is assigned service lives between 5 and 40 years. The cost of assets sold or retired and the related accumulated depreciation or amortization are removed from the accounts, with any resulting gain or loss included in net income. Interest costs associated with the construction of certain long-term projects are capitalized. Maintenance and repairs are charged to expense as incurred. Major renewals and betterments that extend service lives are capitalized.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that full recoverability is questionable. Store assets are reviewed by district, in accordance with the method by which management reviews store performance. Factors used in the valuation include, but are not limited to, management's plans for future operations, recent operating results and projected cash flows. Impaired assets are written down to estimated fair value with fair value generally being determined based on discounted expected future cash flows. No impairment charges have been recorded based on management's review.

INCOME TAXES

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect in the years when those temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

REVENUE RECOGNITION

Sales are recorded when the customer takes possession of merchandise -- that is, the point of sale. Markdowns associated with the Frequent Buyer and "Too Bucks" programs are recognized upon redemption in conjunction with a qualifying purchase. Catalog and Internet sales are recorded upon shipment to the customer. A reserve is provided for projected merchandise returns based on prior experience.

Amounts relating to shipping and handling billed to customers in a sale transaction are classified as revenue. The Company considers related shipping and handling costs to be the direct shipping charges associated with catalog and e-commerce sales. Such costs are reflected in cost of goods sold, buying and occupancy costs. The Company classifies employee discounts as a reduction of revenue.


                                     -F-21-

STORE PRE-OPENING EXPENSES

Pre-opening expenses related to new store openings are charged to operations as incurred.

FINANCIAL INSTRUMENTS

The recorded values of financial instruments, including cash and equivalents, receivables, the current portion of long-term debt and accounts payable, approximate fair value due to their short maturity. The recorded value of long-term debt as of February 2, 2002 approximated fair value as the interest rate on such debt was reset near the end of fiscal 2001.

STOCK-BASED COMPENSATION

At February 1, 2003, the Company has various stock option and restricted stock plans, which are described more fully in Note 10. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock option-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation (in millions except per share amounts):

                                                                               2002          2001          2000
                                                                          -------------  ------------  -------------

Net income, as reported                                                   $       47.3   $      39.6   $      32.2
Deduct: Total stock-based employee compensation
    expense determined under fair value based method
    for all awards, net of related tax effects                            $       (2.8)  $      (1.9)  $      (1.3)
                                                                          -------------  ------------  ------------
Pro forma net income                                                      $       44.5   $      37.7   $      30.9
                                                                          =============  ============  ============

Earnings per share:
    Basic - as reported                                                   $       1.42   $      1.28   $      1.05
                                                                          =============  ============  ============

    Basic - pro forma                                                     $       1.33   $      1.22   $      1.01
                                                                          =============  ============  ============

    Diluted - as reported                                                 $       1.38   $      1.23   $      1.02
                                                                          =============  ============  ============

    Diluted - pro forma                                                   $       1.30   $      1.18   $      0.97
                                                                          =============  ============  ============



The weighted average fair value per share of options granted is estimated using the Black-Scholes option-pricing model and the following weighted average assumptions for fiscal years 2002, 2001 and 2000, respectively: price volatility of 50%, 40% and 45%, risk-free interest rate of 3.5%, 4.0% and 5.5%, and expected life of 5.0, 5.0 and 5.5 years. Additionally, for fiscal years 2002, 2001 and 2000, no expected dividends are assumed and the forfeiture rate is 20%.



                                     -F-22-

EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if stock options or restricted stock were converted into common stock using the treasury stock method.

A reconciliation of basic and diluted common shares used in the determination of earnings per share follows (in thousands):

                                                               2002              2001              2000
                                                         ----------------  ----------------  ----------------

Net income                                                $       47,338    $       39,563    $       32,245
                                                          ===============   ===============   ===============

Weighted average common shares - basic                            33,263            31,020            30,740
Dilutive effect of stock options
    and restricted stock                                             954             1,018               997
                                                          ---------------   ---------------   ---------------
Weighted average common shares - diluted                          34,217            32,038            31,737
                                                          ===============   ===============   ===============


Options to purchase 155,400, 208,000 and 174,200 common shares were not included in the computation of net income per diluted share for the fiscal years ended February 1, 2003, February 2, 2002 and February 3, 2001, respectively, as the options' exercise prices were greater than the average market price of the common shares for the reported periods.

USE OF ESTIMATES IN THE PREPARATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Because actual results may differ from those estimates, the Company revises its estimates and assumptions as new information becomes available.

RECENTLY ISSUED ACCOUNTING STANDARDS

Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations," will be effective in the first quarter of 2003. The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the corresponding estimated retirement cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. Because costs associated with exiting leased properties at the end of the lease terms are minimal, the Company believes that when the statement is adopted, it will not have a significant effect on the Company's results of operations or its financial position.

SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" was issued by the Financial Accounting Standards Board during the second quarter of 2002. SFAS 145 eliminates FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Accounting Principles Board (APB) Opinion No. 30. SFAS 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed


                                     -F-23-
conditions. The provisions of this Statement related to the rescission of Statement 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions of this Statement related to Statement 13 are effective for transactions occurring after May 15, 2002. All other provisions of this Statement are effective for financial statements issued on or after May 15, 2002. The Company believes that the adoption of the provisions of this statement related to the rescission of Statement 4 will not have a significant effect on the Company's results of operations or its financial position. The adoption of the other provisions of this statement did not have a material impact on the Company's consolidated financial statements.

SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" was issued by the Financial Accounting Standards Board during the second quarter of 2002. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 eliminates the definition and requirement for recognition of exit costs in EITF Issue No. 94-3 where a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. This statement is effective for exit or disposal activities initiated after December 31, 2002. The Company believes that the adoption of this statement will not have a significant impact on its results of operations or financial position.

Financial Accounting Standards Board Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" was issued in November 2002. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. Guarantors will also be required to meet expanded disclosure obligations. The initial recognition and measurement provisions of FIN 45 are effective for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for annual and interim financial statements that end after December 15, 2002. The adoption of this Interpretation will not have a material impact on the Company's consolidated financial statements.

In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on issues raided in EITF 02-16, "Accounting by a Reseller for Cash Consideration Received from a Vendor." This EITF issue addresses the timing of recognition for rebates that are earned by resellers based on specified levels of purchases or over specified periods of time. This guidance related to timing of recognition is to be applied prospectively to new rebate arrangements entered into after November 21, 2002. This EITF issue also addresses the classification of cash consideration received from vendors in a reseller's income statement. The guidance related to income statement classification is to be applied to all new arrangements or arrangements modified after December 31, 2002. The adoption of this issue did not have a material impact on the Company's consolidated financial statements.

SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123" was issued in December 2002. SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company continues to account for stock-based compensation using Accounting Principles Board Statement No. 25, "Accounting for Stock Issued to Employees," and has not adopted the recognition provisions of SFAS No. 123, as amended by SFAS No. 148. However, the Company has adopted the disclosure provisions of SFAS No. 148 for the current fiscal year and has included this information in Note 2.




                                     -F-24-

3. PROPERTY AND EQUIPMENT

Property and equipment, at cost, consisted of (in thousands):

                                                        FEBRUARY 1,           FEBRUARY 2,
                                                           2003                  2002
                                                    ------------------   -------------------

Land                                                 $          8,041     $           7,797
Buildings                                                      41,611                     -
Furniture, fixtures and equipment                             140,312               105,554
Leaseholds improvements                                        40,182                45,408
Construction-in-progress                                        1,587                49,069
                                                     -----------------    ------------------
   Total                                                      231,733               207,828
Less: accumulated depreciation and
   amortization                                              (86,203)              (81,413)
                                                     -----------------    ------------------
Property and equipment, net                          $        145,530     $         126,415
                                                     =================    ==================


4. LEASED FACILITIES AND COMMITMENTS

The Company operates stores under lease agreements expiring on various dates through 2013. The initial terms of leases are generally 10 years. Annual store rent is generally composed of a fixed minimum amount, plus contingent rent based on a percentage of sales exceeding a stipulated amount. Many of the leases provide for future rent escalations and renewal options. Most leases require the Company to pay taxes, common area costs and certain other expenses.

At February 1, 2003, the Company operated 102 stores under sublease agreements with The Limited. These sublease agreements require the Company to pay a proportionate share, based on selling space, of all costs, principally rent, maintenance, taxes and utilities. Pursuant to the sublease agreements, the Company is required to pay contingent rent to The Limited if stores' sales exceed a stipulated amount. The Limited also provides guarantees on 48 store leases and assesses a fee based on stores' sales exceeding defined levels.

In addition, the Company leases certain equipment under operating lease agreements that expire at various dates through 2007.

A summary of rent expense for the fiscal years 2002, 2001, and 2000 follows (in thousands):

                                              2002            2001            2000
                                         --------------  --------------  --------------

Fixed minimum                             $     49,242    $     42,448    $     36,881
Contingent                                       1,439           1,290           1,649
                                          -------------   -------------   -------------
    Total store rent                            50,681          43,738          38,530
Equipment and other                              4,583           1,311           1,074
                                          -------------   -------------   -------------
    Total rent expense                    $     55,264    $     45,049    $     39,604
                                          =============   =============   =============





                                     -F-25-

A summary of minimum rent commitments under noncancellable leases as of February 1, 2003 follows (in thousands):

2003                                           $         55,658
2004                                                     53,993
2005                                                     48,639
2006                                                     41,815
2007                                                     32,604
Thereafter                                              121,966


5. ACCRUED EXPENSES

Accrued expenses consisted of (in thousands):

                                                             FEBRUARY 1,         FEBRUARY 2,
                                                                2003                2002
                                                           ---------------   ------------------

Compensation, payroll taxes and benefits                    $      14,471     $         16,474
Rent and store expenses                                            12,738                7,225
Deferred revenue                                                    8,063                6,120
Taxes, other than income                                            4,747                3,727
Other                                                               6,679                5,490
                                                            --------------    -----------------
    Total                                                   $      46,698     $         39,036
                                                            ==============    =================

6. CREDIT FACILITY

During August 1999, the Company entered into a five-year $100 million credit agreement (the "Credit Facility") with a syndicate of banks. The Credit Facility is collateralized by virtually all assets of the Company and was comprised of a $50 million five-year term loan and a $50 million revolving loan commitment. The entire amount of the term portion was drawn in order to fund a $50 million dividend to The Limited. On May 24, 2002, the Company paid off the entire $50 million term loan due under the Credit Facility.

The $50 million revolving loan commitment is available to fund working capital requirements and for general corporate purposes. Interest on borrowings under the Credit Facility is based on matrix pricing applied to either the London Interbank Offered Rate or Prime, as defined in the agreement. A commitment fee based on matrix pricing is charged on the unused portion of the revolving loan commitment. The commitment fee is up to 1/2 of 1% of the unused revolving credit commitment per annum. Under the terms of the Credit Facility, the Company is required to comply with certain covenants including financial ratios. The Credit Facility limits the Company from incurring certain additional indebtedness and restricts substantial asset sales, capital expenditures above approved limits and cash dividends. The Company is in compliance with all applicable terms of the Credit Facility. As of February 1, 2003, there were no amounts outstanding under the revolving portion of the Credit Facility.



                                     -F-26-

Net interest expense consisted of the following (in thousands):

                                         2002            2001             2000
                                   --------------- --------------- -----------------

Interest expense                    $       2,347   $       3,787   $         5,044
Interest income                            (1,830)         (3,204)           (3,493)
                                    --------------  --------------  ----------------
  Net interest expense              $         517   $         583   $         1,551
                                    ==============  ==============  ================

Interest paid in fiscal 2002, 2001 and 2000 amounted to $1.1 million, $3.0 million and $4.7 million, respectively.

7. INCOME TAXES

The provision for income taxes consisted of the following (in thousands):

                                                  2002             2001               2000
                                            ---------------  ----------------  ------------------

CURRENT:
    Federal                                  $      23,667    $       21,877    $         19,534
    State                                            3,738             5,073               4,443
                                             --------------   ---------------   -----------------
    Total current                                   27,405            26,950              23,977
DEFERRED:
    Federal                                          1,781             (626)             (2,347)
    State                                              214                76               (130)
                                             --------------   ---------------   -----------------
    Total deferred                                   1,995             (550)             (2,477)
                                             --------------   ---------------   -----------------
Total income tax provision                   $      29,400    $       26,400    $         21,500
                                             ==============   ===============   =================

A reconciliation between the statutory federal income tax rate and the effective income tax rate follows:

                                                           2002         2001        2000
                                                          ------       ------      ------

Federal income tax rate                                    35.0 %       35.0 %      35.0 %
State income taxes, net of federal benefit                  3.5          4.5         4.5
Other items, net                                           (0.2)         0.5         0.5
                                                          ------       -----       -----
Total effective income tax rate                            38.3 %       40.0 %      40.0 %
                                                          ======       =====       =====



                                     -F-27-

The effect of temporary differences, which give rise to net deferred tax balances, was as follows (in thousands):

                                                      2002                                      2001
                                      ----------------------------------------  ---------------------------------------
                                         Assets     Liabilities      Total         Assets     Liabilities      Total
                                      ----------- -------------- -------------  ------------ ------------- ------------


Book depreciation in excess of tax    $     2,842            -   $      2,842   $     3,764             -  $      3,764
Rent                                          995            -            995         1,366             -         1,366
Inventory                                   2,035            -          2,035         1,495             -         1,495
Accrued expenses                            6,160            -          6,160         5,679             -         5,679
Store supplies - basis differential             -       (3,752)        (3,752)            -        (2,594)       (2,594)
Other, net                                  3,494            -          3,494         4,059             -         4,059
                                      ------------ ------------  -------------  ------------   ----------- -------------
    Total deferred income taxes       $    15,526  $    (3,752)  $     11,774   $    16,363    $   (2,594) $     13,769
                                      ============ ============  =============  ============   =========== =============

No valuation allowance has been provided for deferred tax assets because management believes that it is more likely than not that the full amount of the net deferred tax assets will be realized in the future.

Income taxes payable included net current deferred tax liabilities of $3.2 million and $1.0 million in fiscal years 2002 and 2001, respectively.

Subsequent to the Spin-off, the Company began filing its tax returns on a separate basis. Prior to the Spin-off, income tax obligations were treated as being settled through the intercompany accounts as if the Company was filing its income tax returns on a separate company basis. Amounts paid to The Limited related to income tax liabilities incurred prior to the Spin-off totaled $640,000, and $8.5 million in fiscal years 2001 and 2000, respectively. Subsequent to the Spin-off, the Company made income tax payments directly to taxing authorities amounting to $29.9 million, $21.4 million, and $16.1 in fiscal years 2002, 2001 and 2000, respectively.

8. RELATED PARTY TRANSACTIONS

Prior to the Spin-off, the Company and The Limited entered into service agreements for generally a terms of one to three years with most of the agreements having expired during fiscal 2000. Expiring in fiscal 2002 were service agreements for the use by the Company for home office space and distribution services covering flow of goods from factory to store. These agreements were for a term of up to three years from the Spin-off date. Costs for these services were The Limited's costs of providing the services plus 5% of these costs, excluding any markup on third-party costs. Both agreements were terminated in the first quarter of 2002.

Significant merchandise purchases were made from Mast, a wholly-owned subsidiary of The Limited. In fiscal year 2000, merchandise purchases were also made from Gryphon, an indirect subsidiary of The Limited. Mast is a contract manufacturer and apparel importer while Gryphon was a developer of fragrance and personal care products as well as a contract manufacturer. Prices are negotiated on a competitive basis by merchants of Too with Mast and other manufacturers.






                                     -F-28-

The following table summarizes amounts incurred related to transactions between Too and The Limited (in thousands):

                                                                           2002              2001              2000
                                                                      ---------------  ----------------- ---------------

Merchandise purchases                                                  $      56,920    $        67,441   $      74,866
Capital expenditures                                                           1,554                  -           9,038
Inbound and outbound shipping                                                  3,929              8,359           8,717
Store leasing, construction and management                                    17,758             19,144          34,799
Distribution center, MIS and home office expenses                              1,804              8,571          12,325
                                                                       --------------   ----------------  --------------
                                                                       $      81,965    $       103,515   $     139,745
                                                                       ==============   ================  ==============

Amounts payable to the Limited were $6.8 million at February 1, 2003 and $8.0 million at February 2, 2002.

During fiscal year 2002, the Company formed a 50% joint venture, which is accounted for under the equity method of accounting. At February 1, 2003, the Company's investment in the joint venture amounted to $620,000. The net receivable due to the Company from the joint venture was $840,000 at February 1, 2003.

9. RETIREMENT BENEFITS

The Company sponsors a qualified defined contribution retirement plan. The Company's contributions to this plan are based on a percentage of the associates' eligible annual compensation. Participation in the qualified plan is available to all associates who have completed 1,000 or more hours of service with the Company during certain 12-month periods and attained the age of 21.

The Company also sponsors a nonqualified supplemental retirement plan and a nonqualified alternate savings plan. The Company's contributions to the supplemental retirement plan are based on a percentage of the associates' eligible annual compensation. In the case of the alternate savings plan, the Company's contributions are based on a match of the associates' contribution up to a pre-determined percentage. Participation in the nonqualified plan is subject to service and compensation requirements. As of February 1, 2003 and February 2, 2002, the Company had accrued $10.4 million and $6.8 million, respectively, for its obligations under these plans. The Company purchased corporate-owned life insurance policies during 2002 in connection with the nonqualified plans. The cash surrender value of these policies included in other long-term assets was $9.4 million at February 1, 2003.

The cost of these plans was $5.4 million, $4.9 million, and $4.2 million in fiscal years 2002, 2001 and 2000, respectively.

10. STOCK-BASED COMPENSATION

The Company has stock option and restricted stock plans which provide incentive stock options, non-qualified stock options and restricted stock to officers, directors and key associates. Stock options are granted at the fair market value of the Company's common shares on the date of grant and generally have 10-year terms. Most option grants generally vest ratably over the first four anniversaries of the grant date.

Approximately 100,000 restricted shares were granted in 2002 and 2000 with total market value at the grant date of $2.6 million and $2.7 million, respectively. Both restricted share grants in 2002 and 2000 were subject to performance requirements, all of which have been met. The market value of restricted shares, as adjusted at the measurement date for shares with performance requirements, is being amortized over the vesting period. Compensation expense related to restricted shares amounted to $2.5 million, $2.7 million and $4.3 million for 2002, 2001 and 2000, respectively. No restricted shares were granted in 2001.



                                     -F-29-

A summary of changes in the Company's stock option plans for fiscal years 2002, 2001 and 2000 is presented below:

                                                    2002                        2001                           2000
                                        ---------------------------- ---------------------------    ----------------------------
                                                        WEIGHTED                     WEIGHTED                        WEIGHTED
                                         NUMBER OF   AVERAGE OPTION   NUMBER OF   AVERAGE OPTION     NUMBER OF    AVERAGE OPTION
                                          SHARES       PRICE/SHARE      SHARES      PRICE/SHARE       SHARES       PRICE/SHARE
                                        ----------- ---------------- ----------- ---------------    ------------ ---------------


Outstanding at beginning of year         2,405,000         $16         2,336,200        $14          1,897,400          $11


   Granted and converted                   746,900         $26           499,100        $17            614,300          $26
   Exercised                              (191,800)        $12          (393,800)       $10            (38,400)         $10
   Canceled                                (58,600)        $24           (36,500)       $17           (137,100)         $16
                                        ----------      ---------     -----------    ---------      -----------      ---------

Outstanding at end of year               2,901,500         $18         2,405,000        $16          2,336,200          $14
                                        ==========      =========     ===========    =========      ===========      =========

Options exercisable at end of year         961,500         $16           662,000        $15            514,200          $11
                                        ==========      =========     ===========    =========      ===========      =========

The following table summarizes information about stock options outstanding at February 1, 2003:

                                          OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                          ----------------------------------------------------    ----------------------------------
                                               WEIGHTED
                                                AVERAGE            WEIGHTED                             WEIGHTED
       RANGE OF               NUMBER           REMAINING           AVERAGE           NUMBER             AVERAGE
    EXERCISE PRICE         OUTSTANDING     CONTRACTUAL LIFE     EXERCISE PRICE     EXERCISABLE       EXERCISE PRICE
---------------------     --------------  ------------------   ----------------   -------------     ----------------

$5 - $10                        543,200         4.3                   $7                264,700            $7
$10 - $15                       369,100         5.3                  $11                222,200           $12
$15 - $20                       712,600         7.4                  $16                231,700           $17
$20 - $25                        74,700         8.3                  $23                 24,800           $23
$25 - $32                     1,201,900         8.4                  $27                218,100           $27
                            ------------      -------             --------            ----------        -------
                              2,901,500         7.0                  $18                961,500           $16
                            ============      =======             ========            ==========        =======

Shares reserved under the various plans amounted to 5.4 million as of February 1, 2003 and February 2, 2002, and 3.8 million as of February 3, 2001, respectively. The weighted average fair value of options granted during fiscal years 2002, 2001 and 2000, respectively, was $12.35, $6.99 and $13.29.

Under APB 25, no compensation expense is recognized in the financial statements for stock options. Had compensation expense been recognized for stock-based compensation plans in accordance with the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company would have recorded net income of $44.5 million, $37.7 million and $30.9 million, and diluted earnings per share of $1.30, $1.18 and $.97, for fiscal years 2002, 2001 and 2000, respectively.




                                     -F-30-

11.  ADVERTISING BARTER TRANSACTIONS

During fiscal 2002, the Company entered into advertising and cross promotion barter transactions whereby advertising space was allotted to third parties in the Company's catalog in exchange for production of Limited Too television commercials, airtime and other advertising. The Company accounts for barter transactions in accordance with EITF 99-17, "Accounting for Advertising Barter Transactions." EITF 99-17 requires that barter transactions be recorded at the fair value of advertising surrendered only if the fair value is determinable based on the entity's own historical practice of receiving cash for similar advertising. No revenues or expenses were recorded for the year-ended February 1, 2003.

12.  COMMON STOCK FINANCING

On May 24, 2002, the Company sold 2.4 million shares of its common stock, resulting in net proceeds of $73.4 million. On that day, the Company paid off the entire $50 million term loan due under the Credit Facility and the remaining proceeds from the sale of common stock will be used for general corporate purposes. The $50 million revolving loan commitment under the Credit Facility remains in effect and is available to the Company for future business purposes.

13. LEGAL MATTERS

There are various claims, lawsuits and other legal actions pending for and against Too incident to the operations of its business. It is the opinion of management that the ultimate resolution of these matters will not have a material adverse effect on Too's results of operations, cash flows or financial position.




                                     -F-31-

14. QUARTERLY FINANCIAL DATA (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2002                                                           FIRST             SECOND             THIRD             FOURTH
---------------------------------------------            -----------------  -----------------  ----------------- ----------------
Net sales                                                 $       158,591    $       141,248    $       164,629   $      182,987
Gross income                                                       53,523             49,445             59,021           75,460
General, administrative and
    store operating expenses                                       43,525             39,898             41,606           35,165
Net income                                                          5,845              5,531             10,836           25,126
Earnings per share - basic                                $          0.19    $          0.17    $          0.32   $         0.74
Earnings per share - diluted                              $          0.18    $          0.16    $          0.31   $         0.72
Market price per share:
    - High                                                $         32.00    $         34.50    $         26.75   $        30.64
    - Low                                                 $         24.80    $         21.60    $         19.45   $        16.32
    - Close                                               $         30.38    $         22.25    $         26.00   $        16.65

2001                                                            FIRST              SECOND             THIRD            FOURTH
---------------------------------------------            -----------------  -----------------  ----------------- ----------------
Net sales                                                 $       136,657    $       125,468    $       148,763   $      191,801
Gross income                                                       44,963             40,974             51,382           80,203
General, administrative and
    store operating expenses                                       38,516             35,720             37,968           38,772
Net income                                                          3,815              2,877              8,040           24,831
Earnings per share - basic                                $          0.12    $          0.09    $          0.26   $         0.79
Earnings per share - diluted                              $          0.12    $          0.09    $          0.25   $         0.77
Market price per share:
    - High                                                $         21.53    $         27.40    $         29.10   $        30.23
    - Low                                                 $         15.27    $         18.43    $         18.00   $        23.00
    - Close                                               $         19.04    $         23.20    $         27.35   $        27.16





                                     -F-32-

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                    TOO, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 2003

The undersigned hereby appoints Michael W. Rayden and Kent A. Kleeberger, or either of them acting alone, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Too, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M. Eastern Daylight Time on May 20, 2003, at the Company's corporate offices located at 8323 Walton Parkway, New Albany, Ohio, and any adjournment or postponement thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS.

                PLEASE VOTE YOUR PROXY PROMPTLY BY FOLLOWING THE
                    VOTING INSTRUCTIONS ON THE REVERSE SIDE.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
________________________________________________________________________________


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK
INK AS FOLLOWS:                               KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                            DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

________________________________________________________________________________


TOO, INC.

1.  Directors Recommend: A vote for election of the following nominees:

    01)      Sally A. Boyer
    02)      Kent A. Kleeberger
    03)      Nancy J. Kramer

    For      Withhold      For All      To withhold authority to vote, mark
    All        All         Except       "For All Except" and write the nominee's
                                        number on the line below.
    [ ]        [ ]          [ ]
                                        _______________________________________

2. To transact such other business properly coming before the meeting or any adjournment thereof.

The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual
Meeting of Stockholders and Proxy Statement dated April 9, 2003.

IMPORTANT: Please date this proxy and sign exactly as your name or names appear hereon.
If stock is held jointly, signature should include both names. Executors, Administrators,
Trustees, Guardians and others signing in a representative capacity should indicate full titles.

----------------------------------------------- ------------           ----------------------------------- -----------

----------------------------------------------- ------------           ----------------------------------- -----------
Signature [PLEASE SIGN WITHIN BOX]              Date                   Signature (Joint Owners)            Date


________________________________________________________________________________

[TOO, INC. LOGO]

8323 WALTON PARKWAY
NEW ALBANY, OH 43054

                                    VOTE BY INTERNET - WWW.PROXYVOTE.COM
                                    Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

                                    VOTE BY PHONE - 1-800-690-6903
                                    Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

                                    VOTE BY MAIL
                                    Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Too, Inc. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.